Exhibit 10.1

STOCK PURCHASE AGREEMENT
dated October 22, 2018
by and among
LINCOLN BANCORP
and
THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is dated as of October 22, 2018, by and among Lincoln Bancorp, an Iowa corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).
RECITALS
A.    The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.
B.    Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that number of shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), set forth below such Purchaser’s name on the signature page of this Agreement (which shall be collectively referred to herein as the “Common Shares” or the “Shares”).
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:
“Acquisition Transaction” means (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction pertaining to the Company or the Bank; (ii) the issuance by the Company or the Bank of securities representing twenty percent (20%) or more of its outstanding Voting Securities (after giving effect to the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such Voting Securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) twenty percent (20%) or more of the outstanding Voting Securities of the Company or the Bank (including through the acquisition of securities convertible into or exercisable or exchangeable for such Voting Securities), (y) twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (z) one or more businesses or divisions that constitute twenty percent (20%) or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.
“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, or any of their respective properties or any officer, director, or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director, or employee in each case before or by any Governmental Entity.

“Additional Purchase Agreement” means any stock purchase agreement, substantially identical to this Agreement, that the Company enters into with any other purchaser of shares of Common Stock prior to the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.
“Agency” has the meaning set forth in Section 3.1(oo).
“Agreement” shall have the meaning ascribed to such term in the Preamble.
“Articles of Incorporation” means the Restated Articles of Incorporation of the Company and all amendments thereto, as amended as of the date hereof.
“Bank” means Lincoln Savings Bank, an Iowa chartered bank and wholly owned Subsidiary of the Company.
“Bank Boards” has the meaning set forth in Section 4.21(a).
“Bank Regulatory Approvals” means that a Purchaser shall have received, in its sole discretion, satisfactory feedback from the Federal Reserve (which may be the absence of any communication from the Federal Reserve) and the IDOB that it will not have “control” of the Company or the Bank for purposes of the BHCA and applicable Laws of the State of Iowa and that no notice is required under the CIBC Act or applicable Laws of the State of Iowa, and Purchaser shall have submitted all other filings with and received all other approvals required by applicable Governmental Entities, in each case as necessary to permit Purchaser to hold up to twenty-four point nine percent (24.9%) of the voting securities of the Company.
“Benefit Plan” has the meaning set forth in Section 3.1(qq).
“BHCA” has the meaning set forth in Section 3.1(b).
“BHCA Control” has the meaning set forth in Section 3.1(ss).
“Board” has the meaning set forth in this Section 1.1.
“Board Representative” has the meaning set forth in Section 4.21(a).
“Burdensome Condition” has the meaning set forth in Section 4.17.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in the State of Iowa are open for the general transaction of business.
“Buy-In” has the meaning set forth in Section 4.1(d).
“Buy-In Broker” has the meaning set forth in Section 4.1(d).
“Castle Creek” means Castle Creek Capital Partners VII, L.P. and its Affiliates. Castle Creek is also a Purchaser as such term is used in this Agreement.
“Castle Creek Indemnitors” has the meaning set forth in Section 4.21(f).

“Change in Control” means, with respect to the Company, the occurrence of any one of the following events:
(1)    any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate shares of Common Stock;
(2)    any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of twenty-four point nine percent (24.9%) or more of the aggregate shares of Common Stock, and in connection with such event, individuals who, on the date of this Agreement, constitute the board of directors of the Company (the “Board”) cease for any reason to constitute at least a majority of the Board;
(3)    the consummation of a merger, consolidation, statutory share exchange, or similar business combination transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as defined in Rules 13d-3 of the Exchange Act) of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Common Stock that was outstanding immediately before such Business Combination, or securities into or for which such Common Stock was converted or exchanged;
(4)    the consummation of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets approved by the shareholders of the Company; or
(5)    the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.
“CIBC Act” means the Change in Bank Control Act of 1978.
“Class B Common Stock” has the meaning set forth in Section 3.1(g).
“Closing” means the closing of the purchase and sale of the Shares on the Closing Date pursuant to this Agreement.
“Closing Date” means the later of (x) the date that is ten (10) Business Days following the day on which the conditions set forth in Article V (other than those that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived, and (y) December 3, 2018, or such other date as the parties may mutually agree.
“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.
“Commission” has the meaning set forth in the Recitals.
“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.
“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble.
“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge, after reasonable inquiry, of Erik Skovgard or Emily Girsch.
“Company Counsel” means Barack Ferrazzano Kirschbaum & Nagelberg LLP.
“Company Deliverables” has the meaning set forth in Section 2.2(a).
“Company Financial Statements” has the meaning set forth in Section 3.1(h).
“Company Reports” has the meaning set forth in Section 3.1(kk).
“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise for purposes of the BHCA or the CIBC Act.
“Covered Person” has the meaning set forth in Section 3.1(uu).
“CRA” has the meaning set forth in Section 3.1(mm).
“Delaware Courts” means the state and federal courts sitting in the State of Delaware.
“Disqualification Event” has the meaning set forth in Section 3.1(uu).
“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.
“Environmental Laws” has the meaning set forth in Section 3.1(k).
“ERISA Affiliates” has the meaning set forth in Section 3.1(qq).
“ERISA Plan” has the meaning set forth in Section 3.1(qq).
“ESOP” means the Company’s Employee Stock Ownership Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve” means the Board of Governors of the Federal Reserve System.
“Future Bank” means any insured depository institution that becomes a Subsidiary of the Company at any time following the date hereof.
“GAAP” means U.S. generally accepted accounting principles as applied by the Company.

“Governmental Entity” means any court, administrative agency, arbitrator, or commission or other governmental or regulatory authority or instrumentality, whether federal, state, local, or foreign, and any applicable industry self-regulatory organization or securities exchange.
“IDOB” means the Iowa Division of Banking.
“Insurer” has the meaning set forth in Section 3.1(oo).
“Intellectual Property” has the meaning set forth in Section 3.1(q).
“IRS” has the meaning set forth in Section 3.1(qq).
“Law” means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.
“Legend Removal Date” has the meaning set forth in Section 4.1(c).
“Lien” means any lien, charge, claim, encumbrance, security interest, right of first offer, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind, but excluding, in the case of the Shares or the capital stock or equity interests of any Subsidiary, any that are imposed by applicable securities Laws or the Transaction Documents, or any restrictions on transfer, rights of first offer or rights of first refusal that are imposed by the Articles of Incorporation or bylaws of the Company or such Subsidiary, as applicable.
“Loan Investor” has the meaning set forth in Section 3.1(oo).
“Losses” has the meaning set forth in Section 4.8(a).
“Material Adverse Effect” means any event, circumstance, change or occurrence that has had or would reasonably be expected to have (i) a material and adverse effect on the operations, results of operations, assets, liabilities, properties, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that clause (i) shall not include the impact of (A) changes in banking and similar Laws of general applicability or interpretations thereof by any applicable Governmental Entity, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general or regional economic conditions, including interest rates, affecting banks generally, or (D) the effects of any action or omission taken by the Company or the Bank in accordance with the requirements of any Transaction Document, or with the prior written consent of Purchaser, except, with respect to clauses (A), (B) and (C), to the extent that the effect of such changes has a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated banks and their holding companies generally.
“Material Contract” means any of the following agreements of the Company or any of its Subsidiaries:
(1)    any contract containing covenants that limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any of its Subsidiaries may carry on its business (other than as may be required by Law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or of its Subsidiaries;
(2)    any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries;
(3)    any real property lease and any other lease with annual rental payments aggregating $75,000 or more;
(4)    other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;
(5)    any contract or arrangement reasonably likely to result in the expenditure of more than of $250,000 annually under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or its Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of its Subsidiaries;
(6)    any contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;
(7)    any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another person;
(8)    any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;
(9)    any contract providing for indemnification by the Company or any of its Subsidiaries of any person, except contracts entered into in the ordinary course of business consistent with past practice;
(10)    any contract that contains a put, call, or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $50,000; and
(11)    any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K, other than those that are not required to be filed pursuant to the terms of such Item.
“Material Permits” has the meaning set forth in Section 3.1(o).
“Minimum Ownership Interest” has the meaning set forth in Section 4.3(b).

“Money Laundering Laws” has the meaning set forth in Section 3.1(ii).
“New Security” has the meaning set forth in Section 4.23(a).
“Observer” has the meaning set forth in Section 4.21(d).
“OFAC” has the meaning set forth in Section 3.1(gg).
“Offering” has the meaning set forth in Section 4.23(c).
“Outside Date” means December 31, 2018.
“Pension Plan” has the meaning set forth in Section 3.1(qq).
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or Governmental Entity.
“Personally Identifiable Information” means any information that is publicly available or is held or controlled by the Company or any of its Subsidiaries that, alone or in combination with other information, can be used to identify an individual or a specific device.
“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.
“Proceeding” means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Purchase Price” means $18.25 per Share.
“Purchased Shares” means, with respect to any Purchaser, the number of Shares to be purchased by such Purchaser hereunder.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).
“Purchaser Party” has the meaning set forth in Section 4.8(a).
“Questionnaire” has the meaning set forth in Section 2.2(b)(iii).
“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(iii).
“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).
“Regulation D” has the meaning set forth in the Recitals.
“Regulatory Agreement” has the meaning set forth in Section 3.1(ll).

“Required Approvals” has the meaning set forth in Section 3.1(e).
“Response Period” has the meaning set forth in Section 4.23(c).
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities Act” has the meaning set forth in the Recitals.
“Series A Preferred Stock” has the meaning set forth in Section 3.1(g)(i).
“Series B Preferred Stock” has the meaning set forth in Section 3.1(g)(i).
“Series C Preferred Stock” has the meaning set forth in Section 3.1(g)(i).
“Shareholder Litigation” has the meaning set forth in Section 4.20.
“Shares” has the meaning set forth in the Recitals.
“Significant Subsidiary” has the meaning set forth in Section 3.1(b).
“Stock Certificates” has the meaning set forth in Section 2.2(a)(i).
“Subscription Amount” means with respect to each Purchaser, the aggregate amount to be paid for such Purchaser’s Purchased Shares hereunder, as indicated on such Purchaser’s signature page to this Agreement next to the heading “Aggregate Purchase Price (Subscription Amount)”.
“Subsidiary” means any entity in which the Company or the Bank, directly or indirectly, owns fifty percent (50%) or more of the outstanding capital stock or otherwise has Control over such entity. For the avoidance of doubt, the Subsidiaries of the Company include the Bank.
“Superior Proposal” has the meaning set forth in Section 4.19(f).
“Surviving Corporation” has the meaning set forth in this Section 1.1.
“Takeover Law” has the meaning set forth in Section 3.1(bb).
“Tax” or “Taxes” mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law) or otherwise.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Term Sheet” means the Confidential Term Sheet, dated as of August 27, 2018, between Castle Creek and the Company.
“Termination Fee” has the meaning set forth in Section 6.10(c)(i).
“Third Party Confidentiality Agreement” has the meaning set forth in Section 4.19(b).
“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (including the OTC Pink); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.
“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or any market administered by the OTC Markets Group on which the Common Stock is listed or quoted for trading on the date in question.
“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, including the VCOC Letter Agreement, the Registration Rights Agreement and any other documents or agreements executed by the Company or the Purchasers in connection with the transactions contemplated hereunder.
“Transfer Agent” means the transfer agent, if any, for the Common Shares or, if the Company has not appointed any such transfer agent, the Company.
“Unsolicited Company Proposal” has the meaning set forth in Section 4.19(b).
“VCOC Letter Agreement” means the letter agreement in the form attached hereto as Exhibit F, dated as of the Closing Date, between the Company and Castle Creek.
“Voting Securities” means the capital stock of the Company that is then entitled to vote generally in the election of directors of the Company.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Closing.
(a)    Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the number of shares of Common Stock set forth below such Purchaser’s name on the signature page of this Agreement at a per share price equal to the Purchase Price.
(b)    Closing. Unless this Agreement has been terminated pursuant to Section 6.10 and subject to the satisfaction (or waiver, as applicable) of the conditions set forth in Article V and the delivery of the Company Deliverables and the Purchaser Deliverables, the Closing of the purchase and sale of the Shares shall take place remotely by electronic transmission of Closing documents and signature pages on the Closing Date, or such other means and/or date as the parties may mutually agree.
Section 2.2    Closing Deliveries.

(a)    On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser (unless otherwise indicated) the following (the “Company Deliverables”):
(i)    at the election of each Purchaser, (A) one or more stock certificates (if physical certificates are required by a Purchaser to be held immediately prior to the Closing; if not, then facsimile or “.pdf” copies of such certificates shall suffice for purposes of the Closing with the original stock certificates to be delivered within two (2) Business Days of the Closing Date), evidencing the Shares subscribed for by the Purchaser as of the Closing, registered in the name of such Purchaser or its nominee (the “Stock Certificates”), or (B) evidence of book entry of the Shares subscribed for by the Purchaser as of the Closing, registered in the name of such Purchaser or its nominee;
(ii)    a legal opinion of Company Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit C, executed by such counsel and addressed to the Purchasers;
(iii)    a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed by the Company and any other purchaser of Common Stock pursuant to an Additional Purchase Agreement;
(iv)    a certificate of the Secretary of the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the Articles of Incorporation and bylaws, as amended, of the Company, (c) certifying the fulfillment of the conditions specified in clauses (c), (d), (h), (k), (l) and (m) of Section 5.1, and (d) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;
(v)    a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, in the form attached hereto as Exhibit E;
(vi)    a Certificate of Good Standing of the Company from the Iowa Secretary of State as of a recent date;
(vii)    a certificate of the Board of Governors of the Federal Reserve Banks to the effect that the Company is a registered bank holding company under the BHCA;
(viii)    a certificate of the IDOB as of a recent date evidencing the corporate existence of the Bank under the Laws of the state of Iowa;
(ix)    a certificate of the FDIC to the effect that the Bank’s deposit accounts are insured by the FDIC under the provisions of the Federal Deposit Insurance Act; and
(x)    with respect to Castle Creek, the VCOC Letter.
(b)    On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):
(i)    such Purchaser’s Subscription Amount, in U.S. dollars and in immediately available funds, by wire transfer in accordance with the Company’s written instructions;
(ii)    a Registration Rights Agreement duly executed by such Purchaser;

(iii)    a fully completed and duly executed Accredited Investor Questionnaire (the “Questionnaire”) reasonably satisfactory to the Company, in the form attached hereto as Exhibit B; and
(iv)    with respect to Castle Creek, the VCOC Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made only as of such date, except, in each case, as set forth on the applicable section of the Disclosure Schedules attached to this Agreement, and in any other section thereof to the extent the relevance of such disclosure to a particular representation or warranty is reasonably apparent, that:
(a)    Subsidiaries. The Company owns all of the outstanding shares of the Bank. The Company has no other direct or indirect Subsidiaries. The Company owns, directly or indirectly, all of the capital stock (except for any preferred securities issued by Subsidiaries that are trusts as set forth on Schedule 3.1(a)) or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable (to the extent such concept is applicable to an equity interest of a Subsidiary) and free of preemptive and similar rights to subscribe for or purchase securities. Except in respect of the Company’s Subsidiaries, the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.
(b)    Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to be material to the Company and its Subsidiaries on a consolidated basis. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”). The Bank is the Company’s only Subsidiary banking institution. The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceeding for the termination of such insurance is pending or, to the Company’s Knowledge, threatened.
(c)    Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Shares in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares pursuant to this Agreement and any Additional Purchase Agreements) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, the Board, or the Company’s shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.
(d)    No Conflicts. The execution, delivery, and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares pursuant to this Agreement and any Additional Purchase Agreements) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws, or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or Governmental Entity to which the Company is subject (including federal and state securities Laws and regulations and the rules and regulations thereunder, and the rules of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets, assuming in each case, without investigation, the correctness of the representations and warranties made by the Purchasers herein), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis.
(e)    Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Shares), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities Laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act and (iv) those that have been made or obtained prior to the date of this Agreement, or will otherwise be timely obtained (collectively, the “Required Approvals”).
(f)    Issuance of the Shares. The issuance of the Shares has been duly authorized and the Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities Laws.

(g)    Capitalization.
(i)    The authorized capital stock of the Company consists of (1) 25,000,000 shares of Common Stock, (2) 25,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), and (3) 100,000 shares of preferred stock, par value $0.01 per share, of which (x) 20,000 have been designated Series A Non-Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (y) 20,000 have been designated Series B Non- Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and (z) 2,500 have been designated Series C Non-Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”). As of the date hereof, there are 5,450,770 shares of Common Stock issued and 5,391,970 shares of Common Stock outstanding (58,800 shares of Common Stock are in Treasury); zero shares of Class B Common Stock issued and outstanding, 5,401 shares of Series A Preferred Stock issued and outstanding, 10,283 shares of Series B Preferred Stock issued and outstanding, and 2,500 shares of Series C Preferred Stock issued and outstanding. Other than shares of Common Stock that have been reserved for issuance upon the conversion of outstanding shares of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, no shares of Common Stock are reserved for issuance as of the date hereof. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. Other than the adjustments to the applicable conversion prices described in the Articles of Incorporation with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, no shares of the Company’s capital stock outstanding on the date hereof are subject to preemptive rights or any other similar rights. There are no outstanding options, warrants, scrip, rights to subscribe to, calls, or contractual commitments of any character whatsoever relating to, or, other than the shares of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding as of the date hereof, securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or, other than the Transaction Documents, other contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(g)(i), there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound. There are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, except, in each of the foregoing cases, as set forth in the Articles of Incorporation. The Company and its Subsidiaries do not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no securities or instruments issued by or to which the Company or any of its Subsidiaries is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Agreement and the other Transaction Documents.
(ii)    Immediately following the Closing, assuming that the Company issues 821,917 shares of Common Stock pursuant to this Agreement and any Additional Purchase Agreements, and except for any other increase or decrease in the outstanding shares of Common Stock in compliance with this Agreement: (a) 6,213,887 shares of Common Stock, (b) zero shares of Class B Common Stock, (c) 5,401 shares of Series A Preferred Stock, (d) 10,283 shares of Series B Preferred Stock, (e) 2,500 shares of Series C Preferred Stock and (f) zero shares of Non-Voting Common Stock will be issued and outstanding.

(h)    Company Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the three years ended December 31, 2017, together with the notes thereto (the “Audited Company Financial Statements”), and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of July 31, 2018 and the related consolidated statements of operations, changes to shareholders’ equity and cash flows for the seven (7) months then ended (the “Interim Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”) (1) have been prepared from, and are in accordance with the books and records of the Company and its Subsidiaries, (2) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that the unaudited financial statements may not contain all footnotes required by GAAP and except for normal, year-end audit adjustments, and fairly present in all material respects the balance sheet of the Company and its Subsidiaries taken as a whole as of and for the dates thereof and the results of operations, shareholders’ equity, and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. The Company has made available to the Purchasers complete and accurate copies of the Company Financial Statements.
(i)    Tax Matters. The Company and each of its Subsidiaries has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements in all material respects. Neither the Company nor any Subsidiary (i) is subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company’s Knowledge or claimed, pending or raised by an authority in writing; (ii) is a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than an agreement, similar contract or arrangement to which only the Company and its Subsidiaries are parties); (iii) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (iv) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. No claim has been made by a tax authority in a jurisdiction where the Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing; (2) prepaid amount received on or prior to the Closing; (3) written and legally binding agreement with a Governmental Entity relating to taxes for any taxable period ending on or before the Closing; (4) change in method of accounting in any taxable period ending on or before the Closing; or (5) election under Section 108(i) of the Code. The Company and its Subsidiaries have not experienced an “ownership change” under Section 382 of the Code, and the consummation of the transactions contemplated by this Agreement and any Additional Purchase Agreements will not cause the Company and its Subsidiaries to experience an “ownership change” under Section 382 of the Code.

(j)    Material Changes. Since the date of the latest audited financial statements included within the Company Financial Statements, (i) there have been no events, occurrences, or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company and its Subsidiaries have not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, (B) obligations contemplated by the Transaction Documents and any Additional Purchase Agreements and (C) liabilities not required to be reflected in the Company Financial Statements pursuant to GAAP, (iii) the Company and its Subsidiaries have not altered materially their method of accounting or the manner in which they keep their accounting books and records, except as required by GAAP, by any Governmental Authority or by applicable tax Laws, (iv) except as reflected on the Interim Company Financial Statements, the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, voluntarily redeemed, or made any agreements to purchase or voluntarily redeem any shares of its capital stock and (v) there has not been any material change or amendment to, or any waiver of any material right by the Company or any of its Subsidiaries under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject.
(k)    Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is or has been in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is or has been liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) except for OREO acquired after the date hereof in the ordinary course of business, owns or operates, or owned or operated any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is or has been subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim. Except as would not be material to the Company and its Subsidiaries on a consolidated basis, there are and have been no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, or any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that would reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property (other than OREO acquired after the date hereof in the ordinary course of business) of the Company or any of its Subsidiaries.
(l)    Litigation. There is and has been no Action pending or, to the Company’s Knowledge, threatened, which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents or the issuance of Purchased Shares pursuant to this Agreement or any Additional Purchase Agreement, or (ii) is reasonably likely to be material to the Company or any Subsidiary, individually or in the aggregate. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty nor is any Action, to the Company’s Knowledge, currently threatened. There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate (other than collection or similar claims in the ordinary course of business). There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. There are and have been no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the

Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to be material to the Company or any Subsidiary.
(m)    Employment Matters. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or any Subsidiary that would be, or would reasonably be expected to be, material to the Company and its Subsidiaries on a consolidated basis. None of the employees of the Company or any Subsidiary is a member of a union that relates to such employee’s relationship with the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. To the Company’s Knowledge, there is no activity involving any of the employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or similar organization. To the Company’s Knowledge, no executive officer is, or is as of the date hereof expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. Since December 31, 2013, the Company and each of its Subsidiaries are and at all times have been in compliance with all Laws and regulations relating to employment and employment practices, immigration, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be material to the Company and its Subsidiaries on its consolidated basis. As of the date hereof, no material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries are and at all times have been in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.
(n)    Compliance. Since December 31, 2013, neither the Company nor any of its Subsidiaries (i) are or has been in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) are or has been in violation of any order of which the Company has been made aware in writing of any court, arbitrator, or governmental body having jurisdiction over the Company or its Subsidiaries or their respective properties or assets, (iii) are or has been in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline, or order of any Governmental Entity or self-regulatory organization (including any Principal Trading Market), applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each of the foregoing cases as would not have or reasonably be material to the Company. The Company and its Subsidiaries have conducted its business in material compliance with all applicable federal, state and foreign Laws, orders, judgments, decrees, rules, regulations, including all Laws and regulations restricting activities of bank holding companies and banking organizations.
(o)    Regulatory Permits. The Company and each of its Subsidiaries possess and since January 1, 2016 have possessed all required certificates, authorizations, consents, licenses, franchises, variances, exceptions, orders, approvals and permits issued by the appropriate Governmental Entities with respect to the Company and its Subsidiaries’ business, except where the failure to possess such certificates, authorizations, consents, or permits, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis

(“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits, and (ii) to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.
(p)    Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.
(q)    Intellectual Property; Data Security. The Company and its Subsidiaries own, possess, license, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how, and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted free and clear of all Liens (other than rights of licensors) and such Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or rights to, such Intellectual Property, except where the failure to own, possess, license, or have such rights would not have or reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis. Except where such violations or infringements would not be material to the Company and its Subsidiaries on a consolidated basis, (i) there are no rights of third parties (other than licensors) to any such Intellectual Property, (ii) there is and has been no infringement by third parties of any such Intellectual Property, (iii) there is and has been no pending or threatened action, suit, proceeding, or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, (iv) there is and has been no pending or threatened action, suit, proceeding, or claim by others challenging the validity or scope of any such Intellectual Property, and (v) there is and has been no pending or threatened action, suit, proceeding, or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries are and at all times have been in compliance with all applicable Laws related to data privacy and data security and (B) to the Company’s Knowledge, there has been no material loss or theft of data or security breach or unauthorized access or use relating to data (including Personally Identifiable Information) in the possession, custody or control of the Company or any of its Subsidiaries. (1) No claims have been asserted or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information), and (2) to the Company’s Knowledge, the Company and its Subsidiaries are not and have never been the subject of any audits, investigations or other inquiries or Proceedings relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information) from any Governmental Entity, in the case of clause (1) or clause (2).
(r)    Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which and where the Company and the Subsidiaries are engaged. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
(s)    Transactions With Affiliates and Employees. None of the Affiliates, officers or directors of the Company or any Subsidiary and, to the Company’s Knowledge, none of the employees of the Company or any Subsidiary, is presently a party to any transaction with the Company or any Subsidiary or to a presently contemplated transaction (other than for services as employees, officers, and directors) that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act if the Common Stock was required to be registered with the Commission under the Securities Act or the Exchange Act, other than transactions eligible for the disclosure contemplated by Instruction 4.c thereto.
(t)    Internal Control Over Financial Reporting. The Company and its Subsidiaries maintain internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and have disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2015, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(u)    Certain Fees. Other than D.A. Davidson & Co., no person or entity will have, as a result of the transactions contemplated by this Agreement or any Additional Purchase Agreement, any valid right, interest, or claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Company or any Subsidiary.

(v)    Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Questionnaires, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers under the Transaction Documents.
(w)    Registration Rights. Except as contemplated by the Registration Rights Agreement, and except for the rights set forth in the Articles of Incorporation with respect to Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.
(x)    No Objections. Neither the FDIC nor the IDOB has issued any order or taken any similar action preventing or suspending the issuance or sale of the Purchased Shares to the Purchasers. The Company has filed, and will continue to file, with the FDIC and the IDOB, as applicable, all materials required to be filed by the Company in connection with the issuance and sale of the Shares.
(y)    Regulation D Exemption. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.
(z)    Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any Subsidiary sponsors any person that is such an investment company.
(aa)    Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any directors, officers, employees, agents, or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic government official or employee.
(bb)    Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its Common Stock or a Change in Control of the Company. The Company and the Board have taken or will take all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s Articles of Incorporation or other organizational documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and any Purchaser’s ownership of the Purchased Shares (each, a “Takeover Law”).

(cc)    No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, that are required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, except for (i) liabilities reflected or reserved against or provided for in the Company Financial Statements or that are otherwise disclosed in the footnotes to the financial statements for the year ended December 31, 2017, (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2017 and (iii) liabilities incurred in connection with the negotiation and entry into, or under, the Transaction Documents or any Additional Purchase Agreements.
(dd)    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Company Financial Statements and is not so disclosed.
(ee)    Acknowledgment Regarding Purchasers’ Purchase of Shares. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser’s purchase of the Shares.
(ff)    Absence of Manipulation. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares.
(gg)    OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate, or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly use the proceeds of the sale of the Purchased Shares towards any sales or operations in Cuba, Iran, Syria, Sudan or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(hh)    Money Laundering Laws. The operations of each of the Company and any Subsidiary are, and, since December 31, 2013, have been conducted at all times, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”), and to the Company’s Knowledge, no action, suit, or proceeding by or before any court or Governmental Entity, authority, or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.
(ii)    No Additional Agreements. The Company has no agreements or understandings (including, without limitation, side letters) with any Person to purchase shares of Common Stock on terms more favorable to such Person than as set forth herein (after giving effect to Section 4.16, if applicable).

(jj)    Reports, Registrations and Statements. Since December 31, 2015, the Company and each Subsidiary have filed all material reports, registrations, documents, filings, submissions and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the IDOB and any other applicable federal or state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” All such Company Reports were filed on a timely basis or the Company or the applicable Subsidiary, as applicable, received a valid extension of such time of filing and has filed any such Company Reports prior to the expiration of any such extension. As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the IDOB and any other applicable foreign, federal, or state securities or banking authorities, as the case may be.
(kk)    Regulatory Capitalization. As of July 31, 2018, the Bank was considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action (12 C.F.R. §325.103(b)(1)).
(ll)    Agreements with Regulatory Agencies. Neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2013, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised in writing since December 31, 2013 by any Governmental Entity that it intends to issue, initiate, order, or request any such Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with all Regulatory Agreements applicable to them. The statements in this Section 3.1(ll) are for risk-allocation purposes only, and notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall constitute an obligation to disclose any information that constitutes confidential supervisory information (as defined in 12 C.F.R. Part 261).
(mm)    Compliance with Certain Banking Regulations. There are no facts or circumstances, and the Company has no reason to believe that any facts or circumstances exist, that would cause the Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory,” (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering Law, (iii) to be deemed not to be in satisfactory compliance, in any material respect, with the Home Mortgage Disclosure Act, the Fair Housing Act, the Community Reinvestment Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iv) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy Laws as well as the provisions of all information security programs adopted by the Bank.
(nn)    No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares pursuant to this Agreement and the other Transaction Documents or any Additional Purchase Agreement.
(oo)    Loan Portfolio.
(i)    Other than as may not be reasonably expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (each, a “Loan”) originated, purchased or serviced by the Company or any of its Subsidiaries satisfied in all material respects, (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to Loans set forth in any contract or agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each Loan and (E) the underwriting guidelines and other loan policies and procedures of the Company or its applicable Subsidiary; and
(ii)    Since December 31, 2016, no Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (iii) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor Loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with Laws.
For purposes of this Section 3.1(oo): (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Government National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Entity with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any Company Subsidiary or (B) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such Loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.
(pp)    Risk Management Instruments. The Company and the Subsidiaries have in place risk management policies and procedures designed to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the

Company and the Subsidiaries. Except as would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, since December 31, 2015, all derivative instruments, including, swaps, caps, floors, and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable Laws, and (3) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
(qq)    Company Benefit Plans.
(i)    “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. The term “Benefit Plan” also includes the “Equity Incentive Award Program Restricted Share Award Agreement” that the Company proposes to adopt in connection with this Agreement. Each Benefit Plan is listed on Schedule 3.1(qq)(i). True and complete copies of all Benefit Plans listed on Schedule 3.1(qq)(i) have been made available to Purchaser prior to the date hereof, other than the “Equity Incentive Award Program Restricted Share Award Agreement” that the Company proposes to adopt in connection with this Agreement.
(ii)    With respect to each Benefit Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance in all material respects with the applicable provisions of ERISA, and the Code and all other Laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(iii)    Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401 (a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) to the effect that it is so qualified and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
(iv)    Neither the Company, any of its Subsidiaries nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(v)    None of the execution and delivery of this Agreement or any Additional Purchase Agreement, the issuance of Purchased Shares, nor the consummation of the transactions contemplated hereby or thereby will (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.
(vi)    There is no material pending or, to the Company’s Knowledge, threatened, litigation relating to the Benefit Plans (other than claims for benefits in the ordinary course). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.
(vii)    Except as would not reasonably be expected to be material to the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.
(rr)    No Change in Control. Neither the Company nor any of its Subsidiaries is a party to any employment, change in control, severance, or other compensatory agreement or any benefit plan pursuant to which the issuance of the Shares to the Purchasers as contemplated by this Agreement or any Additional Purchase Agreement would trigger a “change of control” or other similar provision in any of the agreements, which results in payments to the counterparty or the acceleration of vesting of benefits.
(ss)    Common Control. The Company is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHCA and the Federal Reserve’s Regulation Y (12 C.F.R. Part 225) (“BHCA Control”) of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y). The Company is not in BHCA Control of any federally insured depository institution other than the Bank. The Bank is not under the BHCA Control of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y) other than Company. Neither the Company nor the Bank controls, in the aggregate, more than five percent (5%) of the outstanding voting class, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).
(tt)    Material Contracts. The Company has made available to Purchaser or its respective representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Schedule 3.1(tt), each Material Contract to which the Company or any of its Subsidiaries is a party or subject (whether written or oral, express or implied) as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis. Each such Material Contract is enforceable against the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a material default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis.
(uu)    No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company, any predecessor or Affiliate of the Company, any director, executive officer, other officer participating in the offering, general partner or managing member of the Company, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares, and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
(vv)    Knowledge as to Conditions. To the Company’s Knowledge, there is no reason why it would be reasonable to expect that any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.
(ww)    Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).
(xx)    No Other Representations. The Company has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.
Section 3.2    Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date of this Agreement and as of the Closing Date to the Company as follows:
(a)    Organization; Authority. If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is an entity, the execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser, and no further approval or authorization by any person is required. This Agreement has been duly executed such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
(b)    No Conflicts. The execution, delivery, and performance by such Purchaser of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which such Purchaser is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment, or decree (including federal and state securities Laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.
(c)    Investment Intent. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities Laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act that covers such Shares, or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person, or any intent, to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity. Such Purchaser has had access to such financial and other information concerning the Company and its Subsidiaries as such Purchaser deemed necessary or desirable in making a decision to purchase the Shares, including an opportunity to ask questions and receive answers from officers of the Company and its Subsidiaries and to obtain additional information necessary to verify the accuracy of any information furnished to such Purchaser or to which such Purchaser had access.
(d)    Purchaser Status. At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(e)    Residency. Such Purchaser’s office in which its investment decision with respect to the Shares was made is located at the address for Purchaser set forth in Section 6.3.
(f)    No Other Representation. Such Purchaser has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.
(g)    Acknowledgement of No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.1, such Purchaser acknowledges and agrees that none of the Company, its Subsidiaries, nor any of their respective affiliates, directors, officers, investment bankers, financial advisors and counsel makes or has made any representation or warranty, either express or implied, concerning the Company or its Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement. Such Purchaser further acknowledges that it takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets furnished to it or its representatives.
ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
Section 4.1    Transfer Restrictions.
(a)    Compliance with Laws. Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Purchased Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such Shares under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and, to the extent set forth therein, the Registration Rights Agreement, with respect to such transferred Shares.

(b)    Legends. Certificates evidencing the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c), applicable Law, or as a result of any amendment to the bylaws of the Company, as the case may be:
The securities represented by the Certificate have not been registered under the Securities Act of 1933 as amended (The "Act"). The securities have been acquired by the registered holder hereof for such holder's own account for investment and, except with the written consent of the Corporation, may not be pledged, hypothecated, sold or transferred, in the absence of an effective registration statement for such securities under the Act unless the Corporation has received either (i) an opinion of its counsel to the effect that registration of such securities in connection with such transaction is not required under the Act or (ii) a seller representation letter or, if applicable, a broker representation letter, providing the Corporation with reasonable assurances that such securities may be sold pursuant to Rule 144 under the Act.
The sale or other transfer of this Certificate is subject to the restrictions set out in Article VI of the Bylaws of the Corporation, which are on file at the office of the Secretary of the Corporation. Such restrictions provide that no share of stock of this Corporation shall be sold, given, assigned, bequeathed or otherwise transferred, voluntarily or involuntarily by any Shareholder, his or her executor, administrator, trustee in bankruptcy, receiver or other legal representative, or by any other person owning or holding any share or shares of stock of the Corporation, nor shall any shares of stock of this Corporation be sold or otherwise transferred by operation or any act or process of law or equity, to any person, firm or corporation whomsoever, including a Shareholder of this Corporation, unless and until such shares of stock of the Corporation shall first have been offered for sale to the Corporation in the manner and upon the terms and conditions proved in the corporate Bylaws. Such restrictions do not apply to a transfer, by whatever means, to a spouse or lineal descendant of the Shareholder, or to a trust or to a court-appointed fiduciary for the benefit of such person.
(c)    Removal of Legends. Upon the request of the holder, and subject to the holder’s compliance with the obligations set forth in Section 4.1(a), the first paragraph of the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate or book-entry shares without such restrictive legend or any other restrictive legend (other than, if applicable, the second paragraph of the restrictive legend set forth in Section 4.1(a)) to the holder of the applicable Shares upon which it is stamped, if (i) such Shares are being sold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144, or (iii) such Shares are eligible for sale under Rule 144 by a holder that is not an affiliate of the Company, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of- sale restrictions; provided, in the case of clause (iii), that the holder shall have delivered to the Company a seller representation letter and, if applicable, a broker representation letter, stating that such securities may be sold, and will continue to be eligible for sale, pursuant to such rule. Following the earlier of (i) the holder notifying the Company that Shares are being sold pursuant to an effective registration statement under the Securities Act or (ii) Rule 144 becoming available for the resale of Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shares and without volume or manner-of-sale restrictions, the Company, upon the written request of the holder and, in the case of clause (ii), upon receipt of reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold, and will continue to be eligible for sale, pursuant to Rule 144, shall instruct the Transfer Agent to remove the first paragraph of the legend from the Shares and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Company or the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than ten (10) Trading Days following the delivery by a Purchaser to the Transfer Agent (with notice to the Company) of a legended certificate representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and the representation letter(s) to the extent required by Section 4.1(a) and this Section 4.1(c) (such third Trading Date, the “Legend Removal Date”), deliver or cause to be delivered to Purchaser a certificate representing such Shares that is free from such restrictive legend(s). Except for any restrictive legend required with respect to the limitations in the bylaws of the Company in effect as of the date hereof, the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).
(d)    If the Company shall fail for any reason or for no reason to issue to any Purchaser unlegended certificates by the Legend Removal Date in accordance with Section 4.1(c), then, in addition to all other remedies available to Purchaser, if on or after the trading day immediately following such ten (10) Trading Day period, such Purchaser purchases, or a broker (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of shares of Common Stock Purchaser anticipated receiving from the Company without the applicable restrictive legend (a “Buy-In”), then the Company shall, within ten (10) Trading Days after such Purchaser’s request, honor its obligation to deliver to such Purchaser a certificate or certificates without the applicable restrictive legends representing such shares of Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of such Purchaser’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of shares of Common Stock, times (ii) the closing sale price on the Legend Removal Date.
(e)    The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Purchasers or any of their respective successors and assigns of the Shares and other shares of Common Stock and/or Non-Voting Common Stock such party may beneficially own prior to or subsequent to the date hereof.
Section 4.2    Acknowledgment of Dilution. The Company and each Purchaser acknowledges that the issuance of the Shares may result in dilution of the outstanding shares of Common Stock. The Company and each Purchaser further acknowledges that its obligations under the Transaction Documents, including without limitation the Company’s obligation to issue the Shares pursuant to the Transaction Documents, are unconditional (except as otherwise set forth herein) absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company or any Purchaser may have against any Purchaser or the Company, and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

Section 4.3    Access; Information; Confidentiality.
(a)    Castle Creek shall be provided with access, information, and other rights as provided in the VCOC Letter Agreement.
(b)    For so long as a Purchaser and its Affiliates in the aggregate own at least the lesser of: (i) five percent (5.0%) of the Common Stock then outstanding and (ii) the number of Shares purchased pursuant to this Agreement (the “Minimum Ownership Interest”), the Company shall provide such Purchaser with all written materials and other information given to members of the Board or the Bank Boards at the same time such materials and information are given to such members (provided, however, that such Purchaser shall not be provided any confidential supervisory information (as defined in 12 C.F.R. Part 261), information which is related to a pending or ongoing regulatory exam or which is subject to attorney-client privilege). If a Purchaser ceases to have a Minimum Ownership Interest, such Purchaser will have no further rights under this Section 4.3(b).
(c)    Notwithstanding anything to the contrary in this Agreement, including Section 4.22, or the VCOC Letter Agreement, Purchaser shall comply with its obligations under any confidentiality agreement between the Company and Purchaser or any of its Affiliates. Without limiting the generality of the foregoing, Purchaser is expressly prohibited from disclosing to any third party or using (other than for the benefit of the Company), any confidential information obtained from or with respect to the Company, including, without limitation, any confidential business strategies or methods and any confidential corporate opportunities of the Company, provided that nothing herein shall prohibit Purchaser from disclosing any of the foregoing to the extent requested or required by any Governmental Entity, self-regulating organization or auditor. As used herein, “confidential information” does not include any information that was or becomes generally available to the public or is in the public domain at the time of its disclosure, other than as a result of the disclosure by Purchaser or its representatives.
Section 4.4    Form D and Blue Sky. The Company agrees to timely file or amend a Form D with respect to the Purchased Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” Laws of the states of the United States following the Closing Date.
Section 4.5    No Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Purchasers.
Section 4.6    Securities Laws Disclosure; Publicity.
(a)    The Company shall, by 9:00 a.m., Eastern Time, on the first Trading Day immediately following the date of this Agreement, or such other date as may be mutually agreeable to the Company and the Purchasers, issue one or more press releases (collectively, the “Initial Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby and by the other Transaction Documents or Additional Purchase Agreements and any other material, non-public information that the Company may have provided the Purchasers at any time prior to the filing of the Initial Press Release. Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable Law or regulation, the parties shall discuss such disclosure with each other in good faith prior to the making of such public announcement or other disclosure.
(b)    The Company shall, by 9:00 a.m., Eastern Time on the first Trading Day immediately following the Closing Date, issue one or more press releases reasonably acceptable to the Purchasers disclosing the Closing.
Section 4.7    Bank Regulatory Approvals. Upon Castle Creek’s request, the Company shall use its reasonable best efforts to cooperate with Castle Creek to receive the Bank Regulatory Approvals. Notwithstanding anything to the contrary in this Agreement, upon the receipt of such Bank Regulatory Approvals, all references in this Agreement to ownership and voting limitations (but not the Minimum Ownership Interest) of nine point nine percent (9.9%) shall be deemed to be deleted and replaced with twenty-four point nine percent (24.9%). Upon Castle Creek receiving such Bank Regulatory Approvals, the Company shall use its reasonable best efforts to exchange all shares of Non-Voting Common Stock held by Castle Creek into the applicable number of shares of Common Stock and to deliver such shares of Common Stock Castle Creek in book-entry form.
Section 4.8    Indemnification.
(a)    Indemnification of Purchasers. Subject to the limitations set forth in this Section 4.8, in addition to the indemnity provided in the Registration Rights Agreement, if applicable, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys’ fees and costs of investigation, excluding in each case any consequential, special, indirect or punitive damages (collectively, “Losses”), without duplication, that any such Purchaser Party may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants, or agreements made by the Company in this Agreement, and (ii) any action instituted against a Purchaser Party in such capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law or deemed impermissible under GAAP. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP. Except in connection with Losses resulting from, arising out of, or caused by fraud, the indemnification rights set forth herein shall be the Purchaser’s sole remedy for any breach of any of the representations and warranties any breach of covenants or agreements (other than in the case of a willful and intentional breach) by the Company after the Closing Date; provided, however, nothing in this Section 4.8(a) shall be deemed to limit or restrict the rights of any Purchaser Party to seek injunctive relief or other equitable remedies.
(b)    Third Party Claims. Promptly after receipt by any Purchaser Party of notice of any demand, claim, or circumstances which would or might give rise to a claim or the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought pursuant to Section 4.8(a), such Purchaser Party shall promptly notify the Company in writing and the Company may assume the defense thereof, including the employment of counsel reasonably satisfactory to such Purchaser Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel, (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding, or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Purchaser Party, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding.
(c)    Limitations on the Company’s Indemnification Liability.
(i)    Except as provided otherwise in Section 4.8(c)(iv), the Company will not be liable for Losses that otherwise are indemnifiable under Section 4.8(a) until the total amount of all Losses suffered by the Purchaser Parties exceeds an amount equal to half a percent (0.5%) of the aggregate Subscription Amount paid by all Purchasers, at which point only the Losses in excess of such amount shall be recoverable.
(ii)    Except as provided otherwise in Section 4.8(c)(iv), the maximum aggregate liability of the Company for all Losses under Section 4.8(a) shall be an amount equal to ten percent (10%) of the aggregate Subscription Amount paid by all Purchasers, provided however, that the maximum aggregate liability of the Company for all Losses under Section 4.8(a) as to any individual Purchaser (together with any of such Purchaser’s directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such Purchaser) is ten percent (10%) of the aggregate Subscription Amount of such individual Purchaser.
(iii)    Except as provided otherwise in Section 4.8(c)(iv), the Company’s representations and warranties shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing Date. The Company shall not be liable for any claim for indemnification under this Section 4.8 unless such claim is delivered by a Purchaser Party seeking indemnification to the Company prior to the end of the applicable survival period, in which case the representation or warranty that is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved.
(iv)    The provisions of Section 4.8(c)(i), (ii) and (iii) do not apply to (A) claims due to the inaccuracy of any of the representations or breach of any of the warranties of the Company in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(i) or 3.1(u), or (B) indemnification claims involving fraud. The Company shall not be liable for any claim for indemnification under this Section 4.8 with respect to a breach of Section 3.1(i) unless such claim is delivered by a Purchaser Party prior to the end of the survival period set forth in Section 6.9.
(v)    Except for (i) the reference to Material Adverse Effect in clause (i) of Section 3.1(j) (and the references to “material” in the definition of such term) and (ii) references to “material” in the terms “Material Contract” and “Material Permit,” for purposes of the indemnity contained in Section 4.8(a), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.
(d)    Investigation. Except as set forth in the Disclosure Schedules, no investigation by any Purchaser, whether prior to or after the date of this Agreement, shall limit any Purchaser Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
Section 4.9    Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares hereunder and under any Additional Purchase Agreements to strengthen the Company’s current balance sheet, improve the regulatory capital of the Bank, support its operations and growth opportunities and for general corporate purposes.
Section 4.10    Limitation on Beneficial Ownership. No Purchaser (and its Affiliates or any other Persons with which it is acting in concert) shall be entitled to purchase a number of Common Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) at the Closing of more than nine point nine percent (9.9%) of the number of shares of the Company’s voting securities issued and outstanding.
Section 4.11    Anti-Take Over Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.
Section 4.12    No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Shares being issued pursuant to this Agreement or pursuant to any Additional Purchase Agreements providing for the issuance of no more than 273,973 shares of Common Stock in the aggregate at a price per share no less than the Purchase Price, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities that provide the holder thereof the right to convert such securities into, or acquire, shares of Common Stock. For the avoidance of doubt, nothing in this Section 4.12 shall restrict the Company from issuing securities in response or pursuant to an order or directive by the Federal Reserve with respect to capital adequacy.
Section 4.13    Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement or as set forth in Schedule 4.13, the Company will, and will cause its Subsidiaries to: (i) operate their business in the ordinary course consistent with past practice; (ii) use commercially reasonable efforts to preserve intact the current business organization of the Company; (iii) use commercially reasonable efforts to retain the services of their employees, consultants, and agents; (iv) use commercially reasonable efforts to preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations; (v) use commercially reasonable efforts to maintain all of its operating assets in their current condition (normal wear and tear excepted); and (vi) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any distributions (whether in cash, securities, or other property) in respect of, any of its capital stock, other than in the ordinary course of business, (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities, and (3) purchasing, redeeming or otherwise acquiring any capital stock, assets or other securities or any rights, warrants or options to acquire any such capital stock, assets or other securities, other than acquisitions of investment securities in the ordinary course of business and acquisitions of shares to the extent required in connection with the ESOP. Additionally, except (w) as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Schedule 3.1(qq), (x) as required or requested by any Governmental Entity, (y) as disclosed on Schedule 4.13 and (z) with respect to clauses (i) and (ii), except in the ordinary course of business consistent with past practice, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.10, the Company shall and shall cause its Subsidiaries to not take any of the following actions without the Purchasers’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or executive officer of the Company or any of its Subsidiaries; (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, except as may be required by applicable Law or in connection with the “Equity Incentive Award Program Restricted Share Award Agreement” that the Company proposes to adopt in connection with this Agreement; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or (vii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; provided, that in no event shall any increase of any payment in the ordinary course of business under clause (ii) increase such person’s compensation by more than five percent (5%) in the aggregate except pursuant to any agreement set forth in Schedule 3.1(qq). Furthermore, from the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to Purchaser (except, for the avoidance of doubt, as contemplated by Section 4.25).
Section 4.14    Avoidance of Control.
(a)    Notwithstanding anything to the contrary in this Agreement, no Purchaser (together with its Affiliates (as such term is used under the BHCA)) shall have the ability to purchase or exercise any voting rights of any class of securities in excess of nine point nine percent (9.9%) of the total outstanding voting securities of the Company. In the event any Purchaser breaches its obligations under this Section 4.14 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the Company and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
(b)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Purchasers are not given the right to participate in such redemption, repurchase, rescission, or recapitalization to the extent of such Purchasers’ pro rata proportion) that would reasonably be expected to pose a substantial risk that (a) a Purchaser’s equity of the Company (together with equity owned by such Purchaser’s affiliates (as such term is used under the BHCA) to exceed thirty-three point three percent (33.3%) of the Company’s total equity (provided that there is no ownership or control in excess of nine point nine percent (9.9%) of any class of voting securities of the Company by such Purchaser, together with such Purchaser’s affiliates) or (b) a Purchaser’s ownership of any class of voting securities of the Company (together with the ownership by such Purchaser’s affiliates (as such term is used under the BHCA) of voting securities of the Company) to exceed nine point nine percent (9.9%), in each case without the prior written consent of such Purchaser, or to increase to an amount that would constitute “control” under the BHCA, the CIBC Act, any applicable provisions of the Laws of the State of Iowa, or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Purchaser to “control” the Company under and for purposes of the BHCA, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions). Notwithstanding anything to the contrary in this Agreement, no Purchasers (together with its respective Affiliates (as such term is used under the BHCA)) shall have the ability to purchase more than thirty-three point three percent (33.3%) of the Company’s total equity or exercise any voting rights of any class of securities in excess of nine point nine percent (9.9%) of the total outstanding voting securities of the Company. In the event either the Company or any Purchaser breaches its obligations under this Section 4.14 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other party hereto and shall cooperate in good faith with such parties to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
Section 4.15    No Change of Control. The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers, adopt any required amendments and make all appropriate determinations so that the issuance of the Shares to the Purchasers will not trigger a “change of control” or other similar provision in any Material Contracts and any employment, “change in control,” severance or other employee or director compensation agreements or any benefit plan of the Company or any of its Subsidiaries, which results in payments to the counterparty or the acceleration of vesting of benefits.
Section 4.16    Most Favored Nation. Except as set forth in Schedule 4.16, during the period from the date of this Agreement through the Closing Date neither the Company nor any of its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of any Purchaser by this Agreement, unless, in any such case, such Purchaser has been provided with such rights and benefits, and any such rights and benefits shall automatically be deemed to be incorporated by reference herein, mutatis mutandi.
Section 4.17    Filings; Other Actions. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will reasonably cooperate and consult with the other and use commercially reasonable efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings and other documents, to provide evidence of non-control of the Company and the Bank, as requested by the applicable Governmental Entity, including executing and delivery to the applicable Governmental Entities customary passivity commitments, disassociation commitments, and commitments not to act in concert, with respect to the Company or the Bank, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, in each case required by it, and (ii) with respect to a Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser’s policies consistently applied, to the extent such Purchaser has such policies, and subject to such confidentiality requests as such Purchaser may reasonably seek. Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 4.17. Each Purchaser, with respect to itself only, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information (other than confidential information related to such Purchaser and any of its respective Affiliates), which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, the parties hereto agree to act reasonably and as promptly as practicable. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, agree to keep each other reasonably apprised of the status of matters referred to in this Section 4.17. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, shall promptly furnish each other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the party delivering any such document may redact any confidential information contained therein. Notwithstanding anything in this Section 4.17 or elsewhere in this Agreement to the contrary, no Purchaser shall be required to provide to any Person pursuant to this Agreement any of its, its Affiliates’, its investment advisors’ or its or their control persons’ or equity holders’ nonpublic, proprietary, personal, or otherwise confidential information including the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or their investment advisors. Notwithstanding anything to the contrary in this Section 4.17, no Purchaser shall be required to perform any of the above actions if such performance would constitute or could reasonably result in any restriction or condition that (i) is materially and unreasonably burdensome, or (ii) would reduce the benefits of the transactions contemplated hereby to such Purchaser to such a degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”); for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion.
Section 4.18    Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Sections 5.1 or 5.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof to the extent it, were it to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Sections 5.1 or 5.2; provided that delivery of any notice pursuant to this Section 4.18 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 4.19    No Solicitation of Competing Proposal.
(a)    Except as provided in this Section 4.19 or as directed by any Governmental Authority, from and after the date of this Agreement until the earlier of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 6.10, the Company agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause the Company’s directors, officers, employees, agents, consultants and advisors not to, directly or indirectly, solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, or provide any information to, any Person relating to any Acquisition Transaction or a potential Acquisition Transaction. For the avoidance of doubt, nothing in this Section 4.19 shall prohibit the Company from negotiating and entering into Additional Purchase Agreements providing for the issuance of no more than 273,973 shares of Common Stock in the aggregate at a price per share no less than the Purchase Price.
(b)    Notwithstanding the limitations set forth in Section 4.19(a), if after the date of this Agreement and prior to the Closing Date, the Company receives an unsolicited proposal from a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by the Company or its directors, officers, employees, agents, consultants and advisors (an “Unsolicited Company Proposal”) which did not result from or arise in connection with a material breach of Section 4.19(a) and which: (i) constitutes a Superior Proposal (as defined in Section 4.19(f)); or (ii) which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions after providing written notice to each Purchaser of such determination and the basis therefor: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the third party making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement (a “Third Party Confidentiality Agreement”) that is no less restrictive to and no more favorable to such third party or parties than the confidentiality agreements between the Company and the Purchasers and (y) engage in discussions or negotiations with the third party with respect to the Unsolicited Company Proposal; provided, however, that the Company has complied with the requirements of Section 4.19(d) with respect to such Unsolicited Company Proposal or such Superior Proposal.
(c)    Notwithstanding the foregoing and the limitations set forth in Section 4.19(a), if, prior to the Closing, the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that, due to the existence of a Superior Proposal or an Unsolicited Company Proposal which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) of Section 4.19(b), in a Superior Proposal, the Board may, solely with respect to a Superior Proposal, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement (provided that the Company may not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless (x) the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the Board of its fiduciary duties under applicable law and (y) in advance of or concurrently with such termination the Company pays or causes to be paid the Termination Fee to each Purchaser in accordance with Section 6.10), but only if the Company shall have first: (i) provided five (5) business days’ prior written notice to each Purchaser that it is prepared to enter into a binding written agreement with respect to the Superior Proposal and terminate this Agreement, and specifying the reasons therefor, including the terms and conditions of the Unsolicited Company Proposal or Superior Proposal, as applicable (including the most current version of any proposed agreement(s)), and the identity of the Person making the proposal; (ii) offered to provide to each Purchaser all material non-public information delivered or made available to the person making any Unsolicited Company Proposal or Superior Proposal in connection with such Unsolicited Company Proposal or Superior Proposal that was not previously delivered or made available to each Purchaser; (iii) provided to each Purchaser copies of documents relating to the Unsolicited Company Proposal or Superior Proposal provided to the Company by the Person making the proposal (or provided by the Company to such person or their representatives), including the most current version of any proposed agreement or any other letter or other document containing such Person’s proposal (and the Company’s response(s) thereto) and the terms and conditions thereof; and (iv) during such five (5) business day period, if requested by a Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with such Purchaser to amend this Agreement. The Company acknowledges and agrees that (i) any change to the financial terms or (ii) any material change to any other terms of an Unsolicited Company Proposal or Superior Proposal shall require compliance with the foregoing provisions anew.
(d)    The Company shall notify each Purchaser orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any Person other than a Purchaser regarding an Acquisition Transaction or any request for non-public information by any Person other than a Purchaser in connection with an Acquisition Transaction indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep each Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
(e)    Nothing contained in this Agreement shall prevent the Company or its Board from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction or from making any disclosure to the Company shareholders if the Board (after consultation with outside counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(f)    As used in this agreement, “Superior Proposal” shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 4.19(a)) that relates to a potential Acquisition Transaction (but changing the references to the twenty percent (20%) amounts contained in the definition of Acquisition Transaction to references to fifty percent (50%)) that is determined in good faith by the Board of the Company, after consultation with the Company’s legal and financial advisors after taking into account all the terms and conditions of the Unsolicited Company Proposal and this Agreement, is on terms that are more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Transaction Documents (after giving effect to any changes to this Agreement proposed by Purchaser in response to such proposal or otherwise) and is, in the reasonable judgment of the Board, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.
Section 4.20    Shareholder Litigation. The Company shall promptly inform the Purchasers of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any of its Subsidiaries or any of the past or present executive officers or directors of the Company or any of its Subsidiaries that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with the Purchasers and keep the Purchasers informed of all material filings and developments relating to any such Shareholder Litigation.
Section 4.21    Governance Matters. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the rights set forth in this Section 4.21 are specific to Castle Creek, or the Purchasers, as applicable, and may not be assigned or transferred without the Company’s explicit prior written consent.
(a)    Following the Closing and upon the written request of Castle Creek, the Company will promptly cause any individual designated by Castle Creek and approved by the Board (the “Board Representative”) to be elected or appointed to the Board, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and the boards of directors of the Bank and any Future Bank (the “Bank Boards”), so long as Castle Creek, together with its Affiliates, in the aggregate have a Minimum Ownership Interest. So long as Castle Creek, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board at the Company’s annual meeting of shareholders. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under Sections 4.20(a) through 4.20(b) and, at the written request of the Board, shall cause the Board Representative to resign from the Board and the Bank Boards as promptly as possible thereafter, including by causing such director, upon appointment or election, to deliver a letter of resignation that is effective upon the date Castle Creek ceases to have a Minimum Ownership Interest.
(b)    Subject to applicable Law, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its commercially reasonable efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board. At Castle Creek’s election, the Board Representative shall be appointed to serve on the compensation committee of each of the Board and the Bank Boards. The Company shall ensure that the Board and the Bank Boards shall each have at least four (4) members for so long as Purchaser shall have the right to appoint a Board Representative.
(c)    Subject to Section 4.21(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Boards of the Board Representative, Castle Creek shall have the right to designate the replacement for the Board Representative. The Board and the Bank Boards shall use their reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board and the Bank Boards), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.
(d)    The Company hereby agrees that, from and after the Closing Date, for so long as any Purchaser, together with its Affiliates, in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board and the Bank Boards (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by such Purchaser (the “Observer”) to attend meetings of the Board or the Bank Boards, as applicable, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board, the Bank Boards or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board or the Bank Boards at the same time and in the same manner as the members of the Board or the Bank Boards, shall provide the

Observer with all written materials and other information given to members of the Board or the Bank Boards at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information (as defined in 12 C.F.R. Part 261), information which is related to a pending or ongoing regulatory exam or which is subject to attorney-client privilege) and shall permit the Observer to attend as an observer at all meetings thereof (provided, however, that the Observer shall not be entitled to attend the portion(s) of any meetings relating to confidential supervisory information, information which is related to a pending or ongoing regulatory exam or which is subject to attorney-client privilege). In the event the Company, the Bank or any Future Bank proposes to take any action by written consent in lieu of a meeting, the Company, the Bank or any Future Bank shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. If Purchaser no longer has a Minimum Ownership Interest, Purchaser will have no further rights under this Section 4.21(d).
(e)    The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board or the Bank Boards, as applicable, and shall be entitled to monthly reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board, or any committee thereof in accordance with the policies of the Company, the Bank and any Future Bank, as applicable. The Company, the Bank and any Future Bank shall notify the Board Representative of all regular meetings and special meetings of the Board and the Bank Boards and of all regular and special meetings of any committee of the Board and the Bank Boards. The Company, the Bank and any Future Banks shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all members of the Board and the Bank Boards, respectively, at the same time such materials are provided to the other respective members.
(f)    The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or its respective Affiliates (collectively, the “Castle Creek Indemnitors”). The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, the Bank or any Future Bank, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Boards, as applicable) are primary and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.
Section 4.22    Corporate Opportunities. Each of the parties hereto acknowledges that the Purchasers and their respective Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises that may have products or services that compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprise. None of Purchasers and their respective Affiliates, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries. The parties expressly acknowledge and agree that: (a) the Purchasers, the Board Representative, the respective Affiliates of the Purchasers and their respective Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and its Subsidiaries; and (b) in the event that any Purchaser, the Board

Representative, any Affiliate of any Purchaser or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, the Purchasers, Board Representative, Affiliates of the Purchasers or any of their respective Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that such Purchaser, any Affiliate thereof, any related investment fund thereof or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.
Section 4.23    Preemptive Rights. The rights set forth in this Section 4.23 shall automatically terminate immediately prior to the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act, and are subject to Section 4.23 of the Disclosure Schedules.
(a)    Sale of New Securities. For so long as a Purchaser, together with its Affiliates and, for purposes of this Section 4.23, persons who share a common discretionary investment advisor with Purchaser, satisfies the Minimum Ownership Interest, if at any time after the date hereof the Company or any of its Subsidiaries makes any nonpublic offering or sale of any equity (including Common Stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock, or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Purchasers in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to Company’s stock incentive plans approved by the Board or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in all cases not to exceed in the aggregate five percent (5%) of the outstanding shares of Common Stock (on a fully-diluted basis) as of the date hereof in accordance with Section 4.24; (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction; (iv) the issuance of Common Stock with an aggregate purchase price not exceeding $5,000,000 of shares of Common Stock at the Purchase Price or at a purchase price per share greater than the Purchase Price, and on terms and conditions not materially more favorable in the aggregate to the purchasers than as provided to the Purchasers under this Agreement; or (v) the issuance of no more than 273,973 shares of Common Stock in the aggregate pursuant to any Additional Purchase Agreements at a price per share no less than the Purchase Price. The amount of New Securities that a Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the total number of shares of Common Stock then held by such Purchaser (counting for such purposes all shares of Common Stock into or for which any securities owned by such Purchaser are directly or indirectly convertible or exercisable, including the Non-Voting Common Stock), if any, and the denominator of which is the total number of shares of Common Stock then outstanding (counting for such purposes all shares of Common Stock into or for which any outstanding securities are directly or indirectly convertible or exercisable). Notwithstanding anything herein to the contrary, in no event shall any Purchaser have the right to purchase New Securities hereunder to the extent such purchase would result in such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by such Purchaser) would represent more than nine point nine percent (9.9%) of the Voting Securities or more than thirty-three point three percent (33.3%) of the Company’s total equity outstanding.
(b)    Limitation on Voting Securities. Notwithstanding anything in this Section 4.23 to the contrary, upon the request of a Purchaser that such Purchaser not be issued Voting Securities in whole or in part upon the exercise of its rights to purchase New Securities, the Company shall cooperate with such Purchaser to modify the proposed issuance of New Securities to the Purchaser to provide for the issuance of non-voting securities in lieu of Voting Securities; provided, however, that to the extent, following such reasonable cooperation, such modification would cause any other Purchaser to exceed its respective ownership limitation set forth in the applicable other securities purchase agreement, the Company shall, and shall only be obligated to, issue and sell to such Purchaser such number of Voting Securities and nonvoting securities as will not cause any other Purchaser to exceed its respective ownership limitation set forth in the applicable other securities purchase agreement and that the Purchaser has indicated it is willing to hold following consummation of such Offering (as defined in Section 4.23(c) below), and any remaining securities may be offered, sold or otherwise transferred to any other person or persons in accordance with Section 4.23(e).
(c)    Notice. In the event the Company proposes to offer or sell New Securities (the “Offering”), it shall give each Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same. Each Purchaser shall have ten (10) Business Days from the date of receipt of such a notice (the “Response Period”) to notify the Company in writing that it intends to exercise its rights provided in this Section 4.23 and as to the amount of New Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.23. Such notice shall constitute a nonbinding indication of interest of such Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of any Purchaser to respond within the Response Period shall be deemed to be a waiver of such Purchaser’s rights under this Section 4.23 only with respect to the Offering described in the applicable notice.
(d)    Purchase Mechanism. If the Purchaser exercises its rights provided in this Section 4.23, it shall enter into a definitive purchase or subscription agreement in substantially the form made available to other investors in such Offering, and consummate the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised, in each case within thirty (30) calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of one ninety (90) days in order to comply with applicable Laws and regulations (including receipt of any applicable regulatory or shareholder approvals). Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by the Purchasers will occur no earlier than the closing of the Offering triggering the right being exercised by such Purchasers. The Company and each of the Purchasers agree to use their commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.
(e)    Failure of Purchase. In the event any Purchaser fails to exercise its rights provided in this Section 4.23 within the Response Period or, if so exercised, such Purchaser is unable to consummate such purchase within the time period specified in Section 4.23(d) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of sixty (60) days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within ninety (90) days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.23 by such Purchaser or which such Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to such Purchaser. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed either one hundred and eighty (180) days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of such agreement (as such period may be extended in the manner described above for a period not to exceed one hundred and eighty (180) days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Purchaser in the manner provided above.
(f)    Non-Cash Consideration. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board and the Purchasers.
(g)    Cooperation. The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of such Purchaser’s rights under this Section 4.23, including to secure any required approvals or consents.
Section 4.24    Equity Incentive Award Program. The Company shall adopt an “Equity Incentive Award Program Restricted Share Award Agreement” in a form reasonably agreeable to the Company and Castle Creek, and the Company shall consult in good faith with Castle Creek regarding the list of recipients, award amounts (not to exceed five percent (5%) of the outstanding Stock in the aggregate, determined on a fully-diluted basis, after giving effect to the transactions contemplated hereby), and ROA targets.
Section 4.25    Right of First Refusal. If the Company elects to exercise any of its rights under Section 6.13 of the Bylaws of the Company, as amended pursuant to Section 5.1(n) below, the Company hereby agrees to pay the consideration (or the cash value thereof, as reasonably determined by the Company) proposed to be paid in such transaction, instead of the price determined under Sections 6.14 of the Bylaws of the Company. For the avoidance of doubt, the Company and the Purchasers acknowledge and agree that Section 6.11 of the Bylaws of the Company will require the transferring shareholder to notify the Company of the proposed sale after a price has been agreed upon between the transferring shareholder and proposed transferee, but before such sale is consummated. Notwithstanding the foregoing, the Company shall not exercise its rights under Section 6.13 of the Bylaws of the Company (including as amended pursuant to Section 5.1(n) below) solely with respect to any transfer by a Purchaser to a nominee or another Affiliated fund of such Purchaser (but excluding, for the avoidance of doubt, any limited partner or other investor in Purchaser).
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
Section 5.1    Conditions Precedent to the Obligations of the Purchasers to Purchase Shares. The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date when made and as of each Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.
(b)    Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
(c)    No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or Governmental Entity of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts any Purchaser or any of a Purchaser’s Affiliates from owning or voting any securities of the Company in accordance with the terms thereof.
(d)    Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations, and waivers necessary for it to issue and sell the Shares (including all Required Approvals), all of which shall be and remain so long as necessary in full force and effect.
(e)    Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).
(f)    Minimum Gross Proceeds. The Company shall receive at the Closing aggregate gross proceeds from the sale of Shares of at least the aggregate dollar amount set forth below the Purchasers’ names on the signature pages of this Agreement, and shall simultaneously issue and deliver at the Closing to the Purchasers hereunder an aggregate number of Shares equal to such aggregate gross proceeds divided by the Purchase Price.
(g)    Ownership Limitation. The purchase of Shares by such Purchaser shall not (i) cause such Purchaser or any of its Affiliates to violate any banking regulation, (ii) require such Purchaser or any of its affiliates to file a prior notice under the CIBC Act, or otherwise seek prior approval or non-objection of any banking regulator, (iii) require such Purchaser or any of its Affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Bank or (iv) cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any banking regulation or Law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.
(h)    Regulatory Capital Treatment. The Common Shares and Non-Voting Common Stock shall qualify as “Common Equity Tier 1 capital” under 12 C.F.R. Section 217.20(b).
(i)    Non-Control Determination. If the Purchased Shares to be acquired by Castle Creek exceed five percent (5.0%) of the outstanding Common Stock, Castle Creek shall have received, in its sole discretion, satisfactory feedback from the Federal Reserve and the IDOB that it will not have “control” of the Company or the Bank for purposes of the BHCA and that no notice is required under the CIBC Act.

(j)    Burdensome Condition. Since the date hereof, there shall not be imposed any Burdensome Condition.
(k)    Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
(l)    No Change in Control. The Company shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital, or (B) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents.
(m)    Non-Performing Assets. As of the end of the month immediately prior to the Closing, total nonperforming assets as a percentage of total assets shall not be more than two and one-half percent (2.5%).
(n)    Amendment of the Bylaws. The Bylaws of the Company shall have been amended as follows:
(i)    Section 6.14 of the Bylaws of the Company shall have been deleted in its entirety and replaced with the following:
“Section 6.14. Purchase Price. The term “purchase price” as used in these Bylaws shall mean the price per share offered to the offeror by the proposed transferee.”
(ii)    Section 6.15 of the Bylaws shall have been deleted.
Section 5.2    Conditions Precedent to the Obligations of the Company to Sell Shares. The Company’s obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:
(a)    Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the Closing Date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).
(b)    Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.
(c)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
(d)    Purchasers Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

ARTICLE VI
MISCELLANEOUS
Section 6.1    Fees and Expenses.
(a)    The Company shall reimburse Castle Creek for fifty percent (50%) of all reasonable documented and out-of-pocket fees and expenses incurred by Castle Creek in connection with due diligence efforts, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents (including the preparation and review of definitive documentation and regulatory filings, travel expenses and other disbursements). In addition, the Company and Castle Creek shall each pay fifty percent (50%) of the cost (excluding travel and accommodation expenses of managing principals and senior advisors of Gateway Asset Management Company, LLC, which shall be paid by Castle Creek) of (i) the independent loan review obtained by the Company from Gateway Asset Management Company, LLC at Castle Creek’s request, with member(s) of Castle Creek onsite during the review and (ii) the independent asset and liability review obtained by the Company from Performance Trust Capital Partners at Castle Creek’s request. Notwithstanding the foregoing, (i) the maximum aggregate amount that the Company shall be obligated to pay pursuant to this Section 6.1(a), together with any amounts paid or reimbursed by the Company pursuant to the Term Sheet and any amounts paid directly by the Company in connection with the engagement of Gateway Asset Management Company, LLC and Performance Trust Capital Partners, shall be $125,000 and Castle Creek shall pay, or reimburse the Company, as applicable, for all such amounts in excess thereof, and (ii) the Company shall not reimburse Castle Creek for expenses and shall have no obligation to Castle Creek pursuant to this Section 6.1 in the event this Agreement is terminated by the Company pursuant to Section 6.10(a)(v) or by Castle Creek pursuant to Section 6.10(a)(viii), or by any party pursuant to Section 6.10(a)(ii) if Castle Creek shall have failed to notify the Company in writing at least five (5) Business Days prior to the Outside Date that the condition set forth in Section 5.1(i) has been satisfied or waived. For the avoidance of doubt, if Castle Creek notifies the Company in writing at least five (5) Business Days prior to the Outside Date that the condition set forth in Section 5.1(i) has been satisfied or waived, the Company’s and Castle Creek’s obligations under this Section 6.1 shall continue in full force and effect (unless this Agreement has otherwise been terminated pursuant to Section 6.10(a)(v) or Section 6.10(a)(viii) as described in the preceding sentence).
(b)    Except as set forth in Section 6.1(a) and elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the Company’s sale and issuance of the Shares to the Purchasers.
Section 6.2    Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
Section 6.3    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 6.3 prior to 5:00 p.m., Eastern time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.3 on a day that is not a Trading Day or later than 5:00 p.m., Eastern time, on any Trading Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Trading Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Lincoln Bancorp 3254 Kimball Avenue Waterloo, IA 50702 Attention: Emily Girsch Chief Financial Officer Email: EmilyG@mylsb.com Facsimile: (319) 788-6697

With a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, IL 60606
	Attention:	Robert M. Fleetwood Bill Fay
	Email:	robert.fleetwood@bfkn.com bill.fay@bfkn.com
	Facsimile:	(312) 984-3150

If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature page hereof;
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
Section 6.4    Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
Section 6.5    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
Section 6.6    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers. Except as otherwise set forth herein, any Purchaser may assign its rights and obligations hereunder in whole or in part only to an Affiliate of such Purchaser and/or to any Person to whom such Purchaser assigns or transfers any Shares in compliance with the Transaction Documents and applicable Law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the transferring Purchaser.
Section 6.7    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.8, the Purchaser Parties.
Section 6.8    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each party agrees that all Proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) exclusive basis in the state or federal courts located in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.9    Survival. The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Shares as follows: (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g) and 3.1(u) shall survive indefinitely, (ii) the representations and warranties of the Company set forth in Section 3.1(i) shall survive for the applicable statute of limitations, (iii) all other representations and warranties of the Company set forth in Section 3.1 shall survive for a period of 12 months following the Closing and the delivery of the Shares, and (iv) all representations and warranties of the Purchasers set forth in Section 3.2 shall terminate six months following the Closing and the delivery of the Shares.
Section 6.10    Termination.
(a)    This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:
(i)    by mutual written agreement of the Company and any Purchaser (with respect to itself only);
(ii)    by the Company or any Purchaser (with respect to itself only) upon written notice to the other parties, in the event that the Closing has not been consummated on or prior to 5:00 p.m.,

Central Time, on the Outside Date; provided, that, that the right to terminate this Agreement pursuant to this Section 6.10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(iii)    by the Company or any Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(iv)    by any Purchaser (with respect to itself only), upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;
(v)    by the Company (with respect to a Purchaser), upon written notice to such Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by such Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.2(a) or Section 5.2(b) would not be satisfied;
(vi)    by the Company or any Purchaser, upon written notice to the other parties, if the Company has entered into a binding written agreement with respect to a Superior Proposal in compliance with Section 4.19 and has paid or caused to be paid the Termination Fee (as defined in Section 6.16(c)) to the Purchasers in compliance with Section 6.10(c);
(vii)    prior to the Closing, by any Purchaser, upon written notice to the Company, if the Company shall have materially breached Section 4.19; or
(viii)    by any Purchaser, upon written notice to the Company, if such Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve or the IDOB that the Federal Reserve or the IDOB, as applicable, will not grant (or intends to rescind if previously granted) any of the confirmations or determinations referred to in Section 5.1(i).
(b)    In the event of a termination pursuant to this Section 6.10, the Company shall promptly notify all non-terminating Purchasers.
(c)    Termination Fee and Redemption.
(i)    If either the Company or any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vi) or any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vii), the Company shall pay or cause to be paid to each Purchaser by wire transfer of immediately available funds to an account designated by such Purchaser in writing to the Company a sum equal to five percent (5%) of such Purchaser’s Subscription Amount (the “Termination Fee”). The amount of the Termination Fee shall be in addition to any amount payable by the Company to Purchaser pursuant to Section 6.1. If the Company terminates this Agreement pursuant to Section 6.10(a)(vi), the Termination Fee shall be paid in same-day funds prior to or simultaneously with the termination of this Agreement. If any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vii), the Termination Fee shall be paid by the Company within one Business Day of the termination of this Agreement. If any Purchaser terminates this Agreement pursuant to Section 6.10(a)(ii) and the Company (i) has engaged in communications with regard to an Unsolicited Company Proposal that was received after the date hereof and no later than five (5) Business Days prior to the Outside Date pursuant to Section 4.19(b) and has not notified Purchasers in writing of the Company’s rejection of such Unsolicited Company Proposal as of the date of such termination, the Company shall pay or cause to be paid to Purchasers by wire transfer of immediately available funds to an account designated by Purchasers in writing to the Company the Termination Fee within one Business Day of the termination of this Agreement.
(ii)    The parties acknowledge that the agreements contained in this Section 6.10(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay or cause to be paid promptly any fee payable by it pursuant to this Section 6.10(c), then the Company shall pay or cause to be paid to Purchasers their respective costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment. The parties also acknowledge that in no event shall any Purchaser be entitled to receive more than one Termination Fee, and that any Termination Fee paid or payable pursuant to this Section 6.10(c) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchasers in the circumstances in which such amount is payable, and, if payable, the receipt of the Termination Fee shall constitute Purchasers’ sole and exclusive remedy.
Section 6.11    Effects of Termination. In the event of any termination of this Agreement as provided in Section 6.10, this Agreement (other than Section 4.8 and this Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.
Section 6.12    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
Section 6.13    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
Section 6.14    Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
Section 6.15    Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, but subject to the limitations set forth herein, each of the Purchasers and the Company shall be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.
Section 6.16    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.
Section 6.17    Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any party exercises a right, election, demand or option under a Transaction Document and the applicable counterparty does not timely perform its related obligations within the periods therein provided, then such party may rescind or withdraw, in its sole discretion from time to time upon written notice to the counterparty, any relevant notice, demand or election in whole or in part without prejudice to such party’s future actions and rights.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINCOLN BANCORP

By: /s/ Erik Skovgard
Name:	Erik Skovgard
Title:	Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

NAME OF PURCHASER:

CASTLE CREEK CAPITAL PARTNERS VII, LP

By:	/s/ Tony Scavuzzo
Name:	Tony Scavuzzo
Title:	Principal

Aggregate Purchase Price (Subscription Amount): $ 9,999,996.25

Aggregate Number of Shares of Common Stock to be Acquired at Closing: 547,945

Tax ID No.:

Address for Notice:

Telephone No:

Facsimile No:

E-mail Address:

Attention:

[Signature Page to Stock Purchase Agreement]

EXHIBITS

Exhibit A:	Form of Registration Rights Agreement

Exhibit B:	Accredited Investor Questionnaire

Exhibit C:	Form of Opinion of Company Counsel

Exhibit D:	Form of Secretary’s Certificate

Exhibit E:	Form of Officer’s Certificate

Exhibit F:	Form of VCOC Letter Agreement

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT
See attached

LINCOLN BANCORP
REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 2018, by and among Lincoln Bancorp, an Iowa corporation (the “Company”), and the purchaser(s) signatory hereto (each a “Registration Rights Purchaser” and collectively, the “Registration Rights Purchasers”).
This Agreement is made pursuant to the Stock Purchase Agreement, dated as of October 22, 2018, between the Company and Castle Creek Capital Partners VII, L.P. (the “Purchase Agreement”) [and the Stock Purchase Agreement[s], dated as of [●], 2018, between the Company and the other Registration Rights Purchaser[s] (the “Additional Purchase Agreement[s]”)].
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Registration Rights Purchasers agree as follows:
1.    Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Advice” shall have the meaning set forth in Section 8(h).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
“Agreement” shall have the meaning set forth in the Preamble.
“Allowable Grace Period” shall have the meaning set forth in Section 5(d).
“Business Day” means a day other than a Saturday or Sunday or other day on which banks located in Iowa are authorized or required by law to close.
“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, securities convertible into or exchangeable or exercise able for any of its shares, interests, participations or other equivalents, partnership interests (whether general or limited), limited liability company interests, or equivalent ownership interests in or issued by such Person.
“Closing Date” has the meaning set forth in the Purchase Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the voting common stock of the Company, par value $0.01 per share, and any securities into which such shares of voting common stock may hereinafter be reclassified.
“Company” shall have the meaning set forth in the Preamble.
“Effective Date” means the date that the Registration Statement filed pursuant to Section 2(a) is first declared effective by the Commission.
Exhibit A | Page 1

“Effectiveness Deadline” means, with respect to the Initial Registration Statement or the New Registration Statement, the fifth (5th) Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.
“Effectiveness Period” shall have the meaning set forth in Section 2(b).
“Event” shall have the meaning set forth in Section 2(c).
“Event Date” shall have the meaning set forth in Section 2(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Filing Deadline” means, with respect to the Initial Registration Statement required to be filed pursuant to Section 2(a), the date that is the fifth (5th) anniversary of the Closing Date, provided, that if the Filing Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline shall be extended to the next Business Day on which the Commission is open for business.
“FINRA” shall have the meaning set forth in Section 5(n).
“Grace Period” shall have the meaning set forth in Section 5(d).
“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.
“Holders Counsel” shall have the meaning set forth in Section 5(a).
“Indemnified Party” shall have the meaning set forth in Section 7(c).
“Indemnifying Party” shall have the meaning set forth in Section 7(c).
“Initial Registration Statement” means shall have the meaning set forth in Section 2(a).
“Liquidated Damages” shall have the meaning set forth in Section 2(c).
“Losses” shall have the meaning set forth in Section 7(a).
“New Registration Statement” shall have the meaning set forth in Section 2(a).
“Non-Responsive Holder” shall have the meaning set forth in Section 8(d).
“Other Securities” means shares of Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or shares of other Capital Stock of the Company which are entitled to registration rights contractually or under the Company’s articles of incorporation, or Capital Stock which the Company is registering pursuant to a Registration Statement.
Exhibit A | Page 2

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Piggyback Registration” shall have the meaning set forth in Section 3(a).
“Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.
“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Purchase Agreement” shall have the meaning set forth in the Recitals.
“Registrable Securities” means all of the Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares, provided that Shares shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement; (B) becoming eligible for sale without time, volume or manner of sale restrictions by the Holders under Rule 144; or (C) if such Shares have ceased to be outstanding.
“Registration Rights Purchaser” or “Registration Rights Purchasers” shall have the meaning set forth in the Preamble.
“Registration Statements” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statements), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.
“Remainder Registration Statement” shall have the meaning set forth in Section 2(a).
“Requested Information” shall have the meaning set forth in Section 8(d).
“Required Registration Statement” means any Initial Registration Statement, New Registration Statement or Remainder Registration Statement.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
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“Rule 144A” means Rule 144A promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.
“SEC Guidance” means (i) any publicly-available written guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means the shares of Common Stock issued to the Registration Rights Purchasers pursuant to the Purchase Agreement [or any Additional Purchase Agreements].
“Shelf Offering” shall have the meaning set forth in Section 4(a).
“Take-Down Notice” shall have the meaning set forth in Section 4(a).
“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.
“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
2.    Mandatory Registration.
(a)    On or prior to the Filing Deadline, if requested in writing by Castle Creek, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Company may reasonably determine (the “Initial Registration Statement”). Notwithstanding the registration obligations set forth in this Section 2, in the event that (i) the Company’s counsel determines that all such Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement prior to filing the Initial Registration Statement, or (ii) the Commission informs the Company that all such Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders thereof and, as applicable, file the Initial Registration Statement, or use its reasonable best efforts to file amendments to the Initial Registration Statement as required by the Commission and/or (B) withdraw the Initial
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Registration Statement and file a new registration statement (a “New Registration Statement”), in each case covering the maximum number of such Registrable Securities permitted to be registered thereon, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, that in the case of (ii) above, prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Securities Act Rules Compliance and Disclosure Interpretation 612.09, or any successor thereto. Notwithstanding any other provision of this Agreement, if the opinion of the Company’s counsel or any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and, in the case of clause (ii) above, notwithstanding that the Company used reasonable best efforts to reasonably advocate with the Commission for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata on the basis of the aggregate number of Registrable Securities owned by each applicable Holder, and under such circumstances, the Company will not be subject to the payment of Liquidated Damages in Section 2(c). In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”). No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.
(b)    The Company shall use its reasonable best efforts to cause each Required Registration Statement to be declared effective by the Commission as soon as practicable, and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, no later than the Effectiveness Deadline, and shall use its reasonable best efforts to keep each Required Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such Required Registration Statement have been publicly sold by the Holders or (ii) the date that all Registrable Securities covered by such Required Registration Statement may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent (the “Effectiveness Period”). The Company shall request effectiveness of a Required Registration Statement as of 5:00 p.m., New York City time, on a Trading Day. The Company shall promptly notify the Holders via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement within one (1) Business Day of the Effective Date. The Company shall file a final Prospectus for a Required Registration Statement with the Commission, as required by Rule 424(b) as promptly as reasonably practicable following the Effective Date.
(c)    If: (i) the Initial Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Initial Registration Statement or the New Registration Statement, as applicable, is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, or (iii) after its Effective Date, (A) such Registration Statement ceases to be effective for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective, or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities (other than during an Allowable Grace Period), (iv) a Grace Period applicable to a Required Registration Statement exceeds the length of an Allowable Grace Period, or (v) after the Filing Deadline, and only in the event a Registration Statement is
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not effective or available to sell all Registrable Securities, the Holders are unable to sell Registrable Securities without restriction under Rule 144, (any such failure or breach in clauses (i) through (v) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii) or (v), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowable Grace Period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash or shares of Common Stock or Non-Voting Common Stock, as appropriate, at the election of the Holder, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 3.0% of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement [or Additional Purchase Agreement] for any Registrable Securities held by such Holder on the Event Date, which shall be paid on no more than one (1) occasion and shall be the Holders’ sole remedy for any such breaches. The parties agree that notwithstanding anything to the contrary herein or in the Purchase Agreement [or Additional Purchase Agreement], no Liquidated Damages shall be payable (i) if as of the relevant Event Date, the Registrable Securities may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent, (ii) to a Holder causing an Event that relates to or is caused by any action or inaction taken by such Holder, (iii) to a Holder in the event it is unable to lawfully sell any of its Registrable Securities (including, without limitation, in the event a Grace Period exceeds the length of an Allowable Grace Period) because of possession of material non-public information or (iv) with respect to any period after the expiration of the Effectiveness Period (it being understood that this clause shall not relieve the Company of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period). If the Company fails to pay any Liquidated Damages pursuant to this Section 2(c) in full within ten (10) Business Days after the date payable, the Company will pay interest on the amount of Liquidated Damages then owing to the Holder at a rate of 1.0% per month on an annualized basis (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. With respect to a Holder, the Effectiveness Deadline for a Required Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of such Holder to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Registration Rights Purchaser).
3.    Piggyback Registration.
(a)    If the Company intends to file a Registration Statement covering a primary or secondary offering of any of its Common Stock or Other Securities, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least ten (10) Business Days before the anticipated filing date) give written notice to the Holders of its intention to effect such a registration. The Company will effect the registration under the Securities Act of all Registrable Securities that the Holder(s) request(s) be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in the preceding sentence. Subject to Section 3(b), securities requested to be included in a Company registration
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pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above. The Holders shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration (the “Piggyback Registration Statement”). If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by the Holders in such registration under this Section 3. There shall be no limit to the number of Piggybank Registrations pursuant to this Section 3(a).
(b)    If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority, subject, however, to the requirements of the Company’s articles of incorporation: (i) first, the Common Stock and other securities the Company proposes to sell, (ii) second, the Registrable Securities of the Holders who have requested inclusion of Registrable Securities pursuant to this Section 3 along with any shares of Common Stock held by the Lincoln Bancorp Employee Stock Ownership Trust or Peterson Contractors, Inc. (or their respective successors) that are included in such Registration Statement, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as such Holders and persons may otherwise agree, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement. The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3; provided that such underwriter(s) shall be reasonably acceptable to the applicable Holder(s). No Holder may participate in any underwritten registration under this Section 3 unless such Holder (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
4.    Underwritten Shelf Offerings.
(a)    At any time that a shelf registration statement covering Registrable Securities pursuant to Section 2 or Section 3 is effective, if any Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (a “Shelf Offering”), then the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Holders pursuant to this Section 4(a)). In connection with any Shelf Offering, including any Shelf Offering that is an underwritten offering, such proposing Holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf Registration Statement and permit each such Holder to include its Registrable Securities included on the shelf Registration Statement in the Shelf Offering if such holder notifies the proposing Holder(s) and the Company within five days after delivery of the Take-Down Notice to such Holder.
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(b)    The Company shall have no obligation to effect an underwritten offering under this Section 4 on behalf of the holders of Registrable Securities electing to participate in such offering unless the expected gross proceeds from such offering exceed $5,000,000.
(c)    If a Shelf Offering of Registrable Securities included in a Required Registration Statement is to be conducted as an underwritten offering, then the Holders of the majority of the Registrable Securities included in a Required Registration Statement shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with such offering; provided, that such selection shall be reasonably acceptable to the Company. If, in connection with any such underwritten offering, the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders who have requested registration of Registrable Securities pursuant to this Section 4, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as the Holders may otherwise agree amongst themselves, (ii) second, the Common Stock and other securities the Company proposes to sell, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement. No Holder may participate in any underwritten registration under this Section 4 unless such Holder (i) agrees to sell the Registrable Securities it desires to include in the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
(d)    In addition to Sections (a) and (b) of this Section 4, a Shelf Offering of Registrable Securities included on a Piggyback Registration Statement initiated by Holders shall be subject to the procedures set forth in Section 3(b).
5.    Registration Procedures.
In connection with the Company’s registration obligations hereunder:
(a)    the Company shall, not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K and any similar or successor reports), furnish to one counsel designated by a majority of the outstanding Registrable Securities (“Holders Counsel”), copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the reasonable review of Holders Counsel; provided that each Holder shall have the right to review, prior to filing, its selling shareholder information. The Company shall not file any Registration Statement or amendment or supplement thereto containing information which Holders Counsel reasonably objects in good faith, unless the Company shall have been advised by its counsel that the information objected to is required under the Securities Act or the rules or regulations adopted thereunder.
(b)    (i) the Company shall prepare and file with the Commission such amendments, including post-effective amendments and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during an
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Allowable Grace Period); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during an Allowable Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible, provide the Holders Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Shareholders”; and (iv) the Company shall comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Holders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, that each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Registration Rights Purchaser sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Holder agrees to dispose of Registrable Securities in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 5(b)) by reason of the Company filing a report on Form 10-K, Form 10- Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission as promptly as practicable.
(c)    the Company shall notify the Holders (which notice shall, pursuant to clauses (ii) through (iv) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made, if applicable) as promptly as reasonably practicable following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement has been filed with the Commission; and (B) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the Commission or any other federal or state Governmental Entity of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (iv) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.
(d)    Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company (such delay, a “Grace Period”). During the Grace Period, the Company shall not be required to maintain the effectiveness of any Registration Statement filed hereunder and, in any event, Holders shall suspend sales of Registrable Securities pursuant to such Registration Statements during the pendency of the Grace Period provided, the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period or the need to file a post-effective
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amendment, as applicable, and the date on which such Grace Period will begin, (ii) use reasonable best efforts to terminate a Grace Period as promptly as practicable provided that such termination is, in the good faith judgment of the Company, in the best interest of the Company and (iii) notify the Holders in writing of the date on which the Grace Period ends; provided, further, that, with respect to a Required Registration Statement only, no single Grace Period shall exceed forty-five (45) consecutive days, and during any three hundred sixty-five (365) day period, the aggregate of all Grace Periods shall not exceed an aggregate of ninety (90) days (each Grace Period complying with this provision being an “Allowable Grace Period”). For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) above and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) above and the date referred to in such notice; provided, that no Grace Period shall be longer than an Allowable Grace Period. Notwithstanding anything to the contrary, the Company shall use reasonable best efforts to cause the Transfer Agent to deliver unlegended Shares to a transferee of a Holder in accordance with the terms of the Purchase Agreement [or applicable Additional Purchase Agreement] in connection with any sale of Registrable Securities with respect to which a Holder has entered into an irrevocable contract for sale prior to the Holder’s receipt of the notice of a Grace Period and for which the Holder has not yet settled.
(e)    the Company shall use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.
(f)    the Company shall, if requested by a Holder, furnish to such Holder, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR or successor system.
(g)    the Company agrees to promptly deliver to each Holder whose Registrable Securities are included in the applicable Registration Statement, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of Registrable Securities covered by such Prospectus and any amendment or supplement thereto.
(h)    the Company shall, prior to any resale of Registrable Securities by a Holder, use its reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any general tax in any such jurisdiction where it is not then so subject or file a consent to service of process in any such jurisdiction.
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(i)    the Company shall enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any such permitted underwritten offering of Registrable Securities, (i) the Company shall (A) make such representations and warranties to the selling Holders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) use its reasonable best efforts to furnish opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, addressed to each of the managing underwriter(s), if any, covering the matters customarily covered in opinions requested in underwritten offerings, (C) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (D) the underwriting agreement shall contain indemnification provisions and procedures customary in such underwritten offerings and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (ii) each Holder shall not, during such period (which period shall in no event exceed one hundred and eighty (180) days, subject to any then customary “booster shot” extension (which extension shall not exceed thirty (30) days) following the effective date of any Registration Statement to the extent requested by any managing underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities owned by it at any time during such period, except Registrable Securities included in such registration; provided that any release of Registrable Securities from such agreement shall be effected among the Holders on a pro rata basis according to the Registrable Securities then owned by them, and (iii) each Registration Rights Purchaser shall, and the Company shall use its reasonable best efforts to cause each of its directors and senior executive officers to, execute and deliver customary lockup agreements in such form and for such time period up to one hundred and eighty (180) days (subject to any then customary “booster shot” extensions) as may be requested by any managing underwriter. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.
(j)    the Company shall make available for inspection by any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that any Records that are not generally publicly available at the time of delivery of such Records shall be kept confidential by such Inspectors unless (i) the disclosure
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of such Records is necessary in the reasonable judgment of the Inspectors to avoid or correct a misstatement or omission in the Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company to the extent legally permitted and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential.
(k)    the Company shall, in the case of an underwritten offering, cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in “road shows”) if requested by the managing underwriter(s) and taking into account the Company’s business needs.
(l)    the Company shall reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement [or applicable Additional Purchase Agreement,] and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request. Certificates for Registrable Securities free from all restrictive legends may be transmitted by the transfer agent to a Holder by crediting the account of such Holder’s prime broker with DTC as directed by such Holder.
(m)    the Company shall following the occurrence of any event contemplated by Sections 5(c)(ii)-(iv), as promptly as reasonably practicable, as applicable: (i) use its reasonable best efforts to prevent the issuance of any stop order or obtain its withdrawal at the earliest possible moment if the stop order have been issued, or (ii) taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.
(n)    the Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of securities of the Company beneficially owned by such Holder and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority (“FINRA”) affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the Commission, FINRA, any state securities commission or any other government or regulatory body with jurisdiction over the Company or its activities. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of Registrable Securities because any Holder fails to furnish such information within five (5) Trading Days of the Company’s request, any Liquidated Damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.
(o)    the Company shall cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder and the Company shall pay the filing fee required for the first such filing (but not additional filings) within two (2) Business Days of the request therefore.
Exhibit A | Page 12

(p)    if the Company becomes eligible to use Form S-3 during the term of this Agreement, the Company shall use its reasonable best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.
(q)    if requested by a Holders Counsel, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.
The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such Holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any Holder who fails to furnish such information within a reasonable time after receiving such request.
6.    Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of counsel for the Holders) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence that are the Company’s responsibility shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holders) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (vii) those expenses of Castle Creek and other Registration Rights Purchasers actually and reasonably incurred, including without limitation, the reasonable attorneys’ fees, provided however that the maximum aggregate amount of such expenses and fees of Castle Creek and any other Registration Rights Purchasers subject to reimbursement under this clause (vii) shall be $50,000. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.
7.    Indemnification.
Exhibit A | Page 13

(a)    Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder and each of their respective officers, directors, agents, general partners, managing members, managers, Affiliates and employees, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, general partners, managing members, managers, agents and employees of such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, (B) Holder’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g), or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)-(iv), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing or electronic mail that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 8(h) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 7(c)) and shall survive the transfer of the Registrable Securities by the Holders.
(b)    Indemnification by Holders. Each Holder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (A) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or (B) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)- (iv), to the extent, but only to the extent, related to the use by such
Exhibit A | Page 14

Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 8(h), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected, or (ii) Holder’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g). In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c)    Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of one (1) counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such written notice within a reasonable time of commencement of any such Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Proceeding.
An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel in writing that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys plus local counsel at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or unreasonably conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
Subject to the terms of this Agreement, all documented fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 7(c)) shall be paid to the Indemnified Party, as incurred, within twenty (20) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder.
(d)    Contribution. If a claim for indemnification under Section 7(a) or 7(b) is unavailable to an Indemnified Party (other than in accordance with its terms) or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on
Exhibit A | Page 15

the one hand, and Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7(d) was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
The indemnity and contribution agreements contained in this Section 7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement [or applicable Additional Purchase Agreement].
8.    Miscellaneous.
(a)    Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.
(b)    Prohibition on Other Registrations. The Company agrees not to effect or initiate a registration statement for any public sale or distribution of any securities similar to those being registered pursuant to this Agreement, or any securities convertible into or exchangeable or exercisable for such securities (other than a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable), during the fourteen (14) calendar days prior to, and during the sixty (60) calendar-day period beginning on, the effective date of any Registration Statement in which the Holders of Registrable Securities are participating (except as part of any such registration, if permitted).
(c)    Rule 144 Requirements. For so long as the Company is subject to the reporting requirements of the Exchange Act, the Company will use its reasonable best efforts to timely file with the
Exhibit A | Page 16

Commission such reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and as the Commission may require. The Company shall furnish to any Holder of Registrable Securities forthwith upon request a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.
(d)    Obligations of Holders and Others in a Registration. Each Holder agrees to timely furnish in writing such information regarding such Person, the securities sought to be registered and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably be required to effect the registration of such Registrable Securities (the “Requested Information”) and shall take such other action as the Company may reasonably request in connection with the registration, qualification or compliance or as otherwise provided herein. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each holder of the information the Company requires from such Holder if such Holder elects to have any of such Holder’s Registrable Securities included in the Registration Statement. If at least five (5) Business Days prior to the filing date, the Company has not received the Requested Information from a Holder (a “Non- Responsive Holder”), then the Company may exclude from any Registration Statement the Registrable Securities of such Non-Responsive Holder.
(e)    Rule 144A. The Company agrees that, upon the request of any Holder of Registrable Securities or any prospective purchaser of Registrable Securities designated by a Holder, the Company shall promptly provide (but in any case within fifteen (15) calendar days of a request) to such Holder or potential purchaser, the following information:
(i)    a brief statement of the nature of the business of the Company and any subsidiaries and the products and services they offer;
(ii)    the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for the two (2) most recent fiscal years (such financial information shall be audited, to the extent reasonably available); and
(iii)    such other information about the Company, any subsidiaries, and their business, financial condition and results of operations as the requesting Holder or purchaser of such Registrable Securities shall reasonably request in order to comply with Rule 144A, as amended, and in connection therewith the anti-fraud provisions of the federal and state securities laws.
The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Registrable Securities from such Holder that the information provided by the Company pursuant to this Section 8(e) will, as of their dates, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(f)    Limitations on Subsequent Registration Rights. The Company will not enter into any agreements with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder registration rights with respect to the securities of the Company which would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration. If the Company enters into an agreement that contains terms more favorable, in form or substance, to any shareholders than the terms provided to the Holders under this Agreement, then the
Exhibit A | Page 17

Company will modify or revise the terms of this Agreement in order to reflect any such more favorable terms for the benefit of the Holders.
(g)    Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.
(h)    Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 5(c)(ii)-(iv), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(i)    No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.
(j)    Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders of a majority of the then outstanding Registrable Securities; provided that any such amendment, modification, supplement or waiver that materially, adversely and disproportionately effects the rights or obligations of any Holder vis-a-vis the other Holders shall require the prior written consent of such Holder.
(k)    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section prior to 5:00 p.m., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:
If to the Company:    Lincoln Bancorp
3254 Kimball Avenue
Waterloo, IA 50702
Attention: Emily Girsch
Chief Financial Officer
Email: EmilyG@mylsb.com
Facsimile: (319) 788-6697
Exhibit A | Page 18

With a copy to:    Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
Attention: Bill Fay
Email: bill.fay@bfkn.com
Facsimile: (312) 984-3150
If to a Registration Rights Purchaser:
To the address set forth under such Registration Rights Purchaser’s name on the signature page hereof or such other address as may be designated in writing hereafter, in the same manner, by such Person.
(l)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company’s assets) or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. No Registration Rights Purchaser may assign its rights or obligations hereunder without the prior written consent of the Company; provided that the rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by any Registration Rights Purchaser to any transferee of the Shares if and only if: (i) the Registration Rights Purchaser acquires Registrable Shares with an original value as of the Closing Date of at least $5,000,000 and agrees in writing with the transferee or assignee to the assignment of such rights; (ii) the Company is, within one (1) month after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee and (B) the securities with respect to which such registration rights are being transferred or assigned; and (iii) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein with respect to a Holder or Registration Rights Purchaser. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment by a Registration Rights Purchaser or its transferee, the Company shall not be liable for any damages arising from such delay.
(m)    Execution and Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.
(n)    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement [or applicable Additional Purchase Agreement].
Exhibit A | Page 19

(o)    Cumulative Remedies. Except as provided in Section 2(c) with respect to Liquidated Damages, the remedies provided herein are cumulative and not exclusive of any other remedies provided by law.
(p)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
(q)    Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.
(r)    Independent Nature of Registration Rights Purchasers’ Obligations and Rights. The obligations of each Registration Rights Purchaser under this Agreement are several and not joint with the obligations of any other Registration Rights Purchaser hereunder, and no Registration Rights Purchaser shall be responsible in any way for the performance of the obligations of any other Registration Rights Purchaser hereunder. The decision of each Registration Rights Purchaser to purchase the Shares pursuant to the Purchase Agreement [or applicable Additional Purchase Agreement] has been made independently of any other Registration Rights Purchaser. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Registration Rights Purchaser pursuant hereto or thereto, shall be deemed to constitute the Registration Rights Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Registration Rights Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Registration Rights Purchaser acknowledges that no other Registration Rights Purchaser has acted as agent for such Registration Rights Purchaser in connection with making its investment hereunder and that no Registration Rights Purchaser will be acting as agent of such Registration Rights Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Purchase Agreement [or applicable Additional Purchase Agreement]. Each Registration Rights Purchaser shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Registration Rights Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Registration Rights Purchasers has been provided with the same Registration Rights Agreement for the purpose of closing a transaction with multiple Registration Rights Purchasers and not because it was required or requested to do so by any Registration Rights Purchaser. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Registration Rights Purchaser, solely, and not between the Company and the Registration Rights Purchasers collectively and not between and among the Registration Rights Purchasers.
(s)    Entire Agreement. This Agreement and the Purchase Agreement [or applicable Additional Purchase Agreement] constitute the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein and in the Purchase Agreement [or applicable Additional Purchase Agreement]. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
Exhibit A | Page 20

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

LINCOLN BANCORP

By:
Name:	Erik Skovgard
Title:	Chief Executive Officer
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NAME OF INVESTING ENTITY

AUTHORIZED SIGNATORY

By:
Name:
Title:

ADDRESS FOR NOTICE

c/o:

Street:

City/State/Zip:

Attention:

Tel:

Fax:

E-mail:

[Signature Page to Registration Rights Agreement]

EXHIBIT B
ACCREDITED INVESTOR QUESTIONNAIRE
(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)
To: Lincoln Bancorp
This Accredited Investor Questionnaire (“Questionnaire”) by each potential investor in connection with the offer and sale by Lincoln Bancorp, an Iowa corporation (the “Company”) of shares of common stock, par value $0.01 per share (the “Common Shares” or the “Shares”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.
This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. Please print or type all responses and attach additional sheets of paper if necessary to complete answers to any item.
PART A. BACKGROUND INFORMATION
Name of Beneficial Owner of the Shares:____________________________________________________
Business Address:______________________________________________________________________
(Number and Street)

(City)	(State)	(Zip Code)
Telephone Number: (  )__________________________________________________________________
__________________________________________________________________
If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:_________________________________________________________________________
Were you formed for the purpose of investing in the securities being offered?
Yes ☐ No ☐
If an individual:
Residential Address:____________________________________________________________________
(Number and Street)
Exhibit B | Page 1

(City)	(State)	(Zip Code)
Telephone Number: (  )__________________________________________________________________
__________________________________________________________________
Age: ________________ Citizenship: _________________ Where registered to vote: _______________
Set forth in the space provided below the state(s), if any, in the United States in which you maintained your residence during the past two years and the dates during which you resided in each state:__________
_____________________________________________________________________________________
_____________________________________________________________________________________
Are you a director or executive officer of the Company?
Yes ☐ No ☐
Social Security or Taxpayer Identification No.________________________________________________
________________________________________________
PART B.    ACCREDITED INVESTOR QUESTIONNAIRE
In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as a Purchaser of Shares.

1.	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

2.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

3.	An insurance company as defined in Section 2(a)(13) of the Securities Act;

4.	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

5.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

6.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

7.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

8.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
Exhibit B | Page 2

9.	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

10.	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

11.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000 (see Note 11 below);

12.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

13.	An executive officer or director of the Company; and

14.	An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.
Note 11.    For purposes of calculating net worth under paragraph (11):
(A)    The person’s primary residence shall not be included as an asset;
(B)    Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and
(C)    Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.
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Exhibit B | Page 3

A.    FOR EXECUTION BY AN INDIVIDUAL:

By
Date
Print Name:
B.    FOR EXECUTION BY AN ENTITY:

Entity Name:

By

Date
Print Name:

Title:
C.    ADDITIONAL SIGNATURES (if required by partnership, corporation or trust document):

Entity Name:

By
Date

Print Name:

Title:

By
Date
Print Name:

Title:

[Signature Page to Accredited Investor Questionnaire]

EXHIBIT C
FORM OF OPINION OF COMPANY COUNSEL
1.    The Company validly exists as a corporation in good standing under the laws of the State of Iowa.
2.    The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Transaction Documents, including, without limitation, to issue the Shares.
3.    The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.
4.    The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.
5.    Each of the Transaction Documents has been duly authorized, executed, and delivered by the Company and, assuming due authorization, execution, and delivery by the Purchasers (to the extent they are a party), each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.I
6.    The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations under such agreements, including its issuance and sale of the Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording, or registration by the Company with any federal or state governmental authority, except (1) as may be required by federal securities laws with respect to the Company’s obligations under the Registration Rights Agreement, (2) the filing of Form D pursuant to the United States Securities and Exchange Commission Regulation D, and (3) the filings required in accordance with Section 4.4 of the Stock Purchase Agreement, (b) violate any federal or state statute, rule, or regulation, or any rule or regulation of any Governmental Entity, or any court order, judgment, or decree, if any, listed in Exhibit A hereto, which exhibit lists all court orders, judgments, and decrees that the Company has certified to us are applicable to it, or (c) result in any violation of the Articles of Incorporation or Bylaws of the Company.
7.    Assuming the accuracy of the representations, warranties, and compliance with the covenants and agreements of the Purchasers and the Company contained in the Stock Purchase Agreement, it is not necessary, in connection with the offer, sale, and delivery of the Shares to the Purchasers to register the Shares under the Securities Act.
8.    The Shares being delivered to the Purchasers pursuant to the Stock Purchase Agreement have been duly and validly authorized and, when issued, delivered, and paid for as contemplated in the Stock Purchase Agreement, will be duly and validly issued, fully paid and non-assessable, and free of any preemptive right or similar rights contained in the Company’s Articles of Incorporation or Bylaws.
I Note to draft: Enforceability Limitations will include customary enforceability exceptions, as well as the enforceability of the preemptive rights.
Exhibit C | Page 1

EXHIBIT D
FORM OF SECRETARY’S CERTIFICATE
The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Lincoln Bancorp, an Iowa corporation (the “Company”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Company in connection with the Stock Purchase Agreement, dated as of October 22, 2018, by and among the Company and the investors party thereto (the “Purchase Agreement”), and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
1.    Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company by written consent on October 18, 2018. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.
2.    Attached hereto as Exhibit B is a true, correct and complete copy of the Restated Articles of Incorporation of the Company, together with any and all amendments thereto as in effect on the date hereof.
3.    Attached hereto as Exhibit C is a true, correct and complete copy of the bylaws of the Company and any and all amendments thereto as in effect on the date hereof.
4.    Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this [•] day of [•], 2018.

[ ]
Secretary
I, Erik Skovgard, Chief Executive Officer, hereby certify that [___________] is the duly elected, qualified, and acting Secretary of the Company and that the signature set forth above is his true signature.

Erik Skovgard
Chief Executive Officer

Exhibit D | Page 1

EXHIBIT E
FORM OF OFFICER’S CERTIFICATE
The undersigned, the Chief Executive Officer of Lincoln Bancorp, an Iowa corporation (the “Company”), pursuant to Section 2.2(a)(vi) of the Stock Purchase Agreement, dated as of October 22, 2018, by and among the Company and the investors signatory thereto (the “Purchase Agreement”), hereby represents, warrants and certifies as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement):
1.    The representations and warranties of the Company contained in the Purchase Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they are true and correct in all respects) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.
2.    The Company has performed, satisfied and complied in all material respects with those covenants and agreements required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.
3.    Since the date of the Purchase Agreement, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.
IN WITNESS WHEREOF, the undersigned has executed this certificate this [•] day of [•], 2018.

Erik Skovgard

Exhibit E | Page 1

EXHIBIT F
FORM OF VCOC LETTER AGREEMENT
LINCOLN BANCORP
3254 KIMBALL AVENUE
WATERLOO, IA 50702
[ó], 2018
Castle Creek Capital Partners VII, L.P.
6051 El Tordo
Rancho Santa Fe, CA 92091
Dear Sir/Madam:
Reference is made to the Stock Purchase Agreement by and between among Lincoln Bancorp, an Iowa corporation (the “Corporation”) and the investors party thereto, including Castle Creek Capital Partners VII, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of October 22, 2018 (the “Stock Purchase Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its voting common stock, $0.01 par value per share (the “Common Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Stock Purchase Agreement
For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:
ó    For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in the Stock Purchase Agreement;
ó    For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Stock Purchase Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:
(i)    the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) Business Days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;
(ii)    consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as
Exhibit F | Page 1

soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and
(iii)    to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;
provided, that, in each case, if the Corporation makes the information described in clauses (ii) and (iii)of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the United States Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.
ó    For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, if at any time the VCOC Investor no longer has a Board Representative serving on the Board:
(i)    provide the VCOC Investor with copies of all materials provided to the Board at the same time as provided to the directors of the Corporation and if requested, copies of all materials provided to the boards of directors of the Company’s subsidiaries; and
(ii)    inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by laws of the Corporation or any of its subsidiaries, and provide the VCOC Investor or its designated representative with the right to consult with the Corporation and its subsidiaries with respect to such actions;
provided, that nothing in this letter agreement shall require the Corporation to provide or disclose any confidential supervisory information (as defined in 12 C.F.R. Part 261), information which is related to a pending or ongoing regulatory exam or which is subject to attorney-client privilege.
ó    Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and
ó    If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.
Exhibit F | Page 2

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.
The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.
In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.
The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.
This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
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Exhibit F | Page 3

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.

LINCOLN BANCORP

By:
Name:
Title:
Agreed and acknowledged as of the date first above written:
CASTLE CREEK CAPITAL PARTNERS VII, L.P.
By: Castle Creek Capital VII LLC, its general partner

By:
Name:
Title:

[Signature Page to VCOC Letter Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINCOLN BANCORP

By: /s/ Erik Skovgard
Name:	Erik Skovgard
Title:	Chief Executive Officer
[Signature Page to Stock Purchase Agreement]